Exhibit 10.2

EXECUTION VERSION

GUARANTEE, PLEDGE AND SECURITY AGREEMENT

dated as of

February 26, 2018

among

SPECIAL VALUE CONTINUATION PARTNERS, LP,
as Borrower,

the SUBSIDIARY GUARANTORS party hereto,

ING CAPITAL LLC,
as Revolving Administrative Agent

and

ING CAPITAL LLC,
as Collateral Agent

i

Section 7.	Covenants of the Obligors	30
7.01	Delivery and Other Perfection	31
7.02	Name; Jurisdiction of Organization, Etc.	32
7.03	Other Liens, Financing Statements or Control	33
7.04	Transfer of Collateral	33
7.05	Additional Subsidiary Guarantors	33
7.06	Control Agreements	33
7.07	Revolving Credit Agreement	34
7.08	Pledged Equity Interests	34
7.09	Voting Rights, Dividends, Etc. in Respect of Pledged Interests	35
7.10	Commercial Tort Claims	37
7.11	Intellectual Property	37

Section 8.	Acceleration Notice; Remedies; Distribution of Collateral	39
8.01	Notice of Acceleration	39
8.02	Preservation of Rights	39
8.03	Events of Default, Etc.	39
8.04	Deficiency	40
8.05	Private Sale	41
8.06	Application of Proceeds	41
8.07	Attorney-in-Fact	42
8.08	Grant of Intellectual Property License	42

Section 9.	The Collateral Agent	43
9.01	Appointment; Powers and Immunities	43
9.02	Information Regarding Secured Parties	44
9.03	Reliance by Collateral Agent	44
9.04	Rights as a Secured Party	44
9.05	Indemnification	45
9.06	Non-Reliance on Collateral Agent and Other Secured Parties	45
9.07	Failure to Act	46
9.08	Resignation of Collateral Agent	46
9.09	Agents and Attorneys-in-Fact	46

Section 10.	Miscellaneous	46
10.01	Notices	46
10.02	No Waiver	47
10.03	Amendments to Security Documents, Etc.	47
10.04	Expenses; Indemnity; Damage Waiver	49
10.05	Successors and Assigns	50
10.06	Counterparts; Integration; Effectiveness; Electronic Execution	50
10.07	Severability	50
10.08	Governing Law; Submission to Jurisdiction	51
10.09	WAIVER OF JURY TRIAL	51
10.10	Headings	52
10.11	Termination	52
10.12	Confidentiality	52

ii

ANNEX 2.05	–	Obligor Information
ANNEX 2.07	–	Pledged Equity Interests
ANNEX 2.08	–	Pledged Debt
ANNEX 2.09	–	Accounts
ANNEX 2.10	–	Commercial Tort Claims
ANNEX 2.11	–	Copyrights, Patents and Trademarks

EXHIBIT A	–	Form of Guarantee Assumption Agreement
EXHIBIT B	–	Form of Intellectual Property Security Agreement
EXHIBIT C	–	Form of Pledge Supplement

iii

GUARANTEE, PLEDGE AND SECURITY AGREEMENT, dated as of February 26, 2018 (as amended, supplemented, or otherwise modified from time to time, this “Agreement”), among SPECIAL VALUE CONTINUATION PARTNERS, LP, a Delaware limited partnership (the “Borrower”), 36TH STREET CAPITAL PARTNERS HOLDINGS, LLC, a Delaware limited liability company, and each other entity that becomes a “SUBSIDIARY GUARANTOR” after the Effective Date pursuant to Section 7.05 hereof (collectively, the “Subsidiary Guarantors” and, together with the Borrower, the “Obligors”), ING CAPITAL LLC, as administrative agent for the parties defined as “Lenders” under the Revolving Credit Facility referred to below in such capacity, the “Revolving Administrative Agent”), and ING CAPITAL LLC, as collateral agent for the Secured Parties hereinafter referred to (in such capacity, together with its successors in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower, certain lenders and the Revolving Administrative Agent are entering into the Revolving Credit Facility (as hereinafter defined), pursuant to which such lenders have agreed to extend credit (by means of revolving loans) to the Borrower from time to time;

WHEREAS, to induce such lenders to extend credit to the Borrower under the Revolving Credit Facility, the Borrower wishes to provide (a) for certain of its Subsidiaries from time to time to become parties hereto and to guarantee the payment of the Guaranteed Obligations (as hereinafter defined), and (b) for the Borrower and the Subsidiary Guarantors to provide collateral security for the Secured Obligations (as hereinafter defined);

WHEREAS, the Revolving Administrative Agent (on behalf of itself and the Revolving Lenders) is entering into this Agreement for the purpose of setting forth its rights to the Collateral (as hereinafter defined); and

WHEREAS, the Obligors and the Secured Parties agree that the Collateral Agent shall administer the Collateral, and the Collateral Agent is willing to so administer the Collateral, pursuant to the terms and conditions set forth herein.

NOW THEREFORE, the parties hereto agree as follows:

Section 1.          Definitions, Etc.

1.01         Certain Uniform Commercial Code Terms.  As used herein, the terms “Account”, “Chattel Paper”, “Commodity Account”, “Commodity Contract”, “Deposit Account”, “Document”, “Electronic Chattel Paper”, “Equipment”, “General Intangible”, “Goods”, “Instrument”, “Inventory”, “Investment Property”, “Letter-of-Credit Right”, “Money”, “Proceeds”, “Promissory Note”, “Supporting Obligations” and “Tangible Chattel Paper” have the respective meanings set forth in Article 9 of the NYUCC (as hereinafter defined), and the terms “Certificated Security”, “Clearing Corporation”, “Entitlement Holder”, “Financial Asset”, “Indorsement”, “Securities Account”, “Securities Intermediary”, “Security”, “Security Entitlement” and “Uncertificated Security” have the respective meanings set forth in Article 8 of the NYUCC.

1.02         Additional Definitions.  In addition, as used herein:

“Acceleration” means the Revolving Credit Agreement Obligations or any other Secured Obligations of any Secured Party having been declared (or become) due and payable in full in accordance with the applicable Debt Documents following the occurrence of an “event of default” (as defined in the applicable Debt Documents) or an analogous event by the Borrower and the receipt of any notice and/or expiration of any applicable grace period with respect thereto.

“Acceleration Notice” has the meaning assigned to such term in Section 8.01.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  Anything herein to the contrary notwithstanding, the term “Affiliate” of an Obligor shall not include any Person that constitutes a Portfolio Investment held by any Obligor in the ordinary course of business.

“Agent Members” means members of, or participants in, a depositary, including the Depositary, Euroclear or Clearstream.

“Agreement” has the meaning assigned to such term in the preamble of this Agreement.

“Bank Loans” means debt obligations (including term loans, revolving loans, debtor-in-possession financings, the funded portion of revolving credit lines and letter of credit facilities and other similar loans and investments including interim loans, bridge loans and senior subordinated loans) that are generally provided under a syndicated loan or credit facility or pursuant to any loan agreement or other similar credit facility, whether or not syndicated.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as in effect from time to time, or any successor statute.

“Belgium” means the Kingdom of Belgium.

“Borrower” has the meaning assigned to such term in the preamble of this Agreement.

“Borrowing Base” has the meaning assigned to such term in Section 5.13 of the Revolving Credit Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. Notwithstanding any other provision contained herein, solely with respect to any change in GAAP after the Effective Date with respect to the accounting for leases as either operating leases or capital leases, any lease that is not (or would not be) a capital lease under GAAP as in effect on the Effective Date shall not be treated as a capital lease, and any lease that would be treated as a capital lease under GAAP as in effect on the Effective Date shall continue to be treated as a capital lease, hereunder and under the other Loan Documents, notwithstanding such change in GAAP after the Effective Date, and all determinations of Capital Lease Obligations shall be made consistently therewith (i.e., ignoring any such changes in GAAP after the Effective Date).

“Clearing Corporation Security” means a security that is registered in the name of, or Indorsed to, a Clearing Corporation or its nominee or is in the possession of the Clearing Corporation in bearer form or Indorsed in blank by an appropriate Person.

“Clearstream” means Clearstream Banking, société anonyme, a corporation organized under the laws of the Grand Duchy of Luxembourg.

“Clearstream Security” means a Security that (a) is a debt or equity security and (b) is capable of being transferred to an Agent Member’s account at Clearstream pursuant to the definition of “Delivery”, whether or not such transfer has occurred.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning assigned to such term in Section 4.

“Commercial Tort Claims” means all “commercial tort claims” (as defined in Article 9 of the NYUCC) held by any Obligor, including, without limitation, all commercial tort claims listed on Annex 2.10 hereto.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” has the meaning assigned to such term in Section 1.01 of the Revolving Credit Agreement.

“Copyright Licenses” means any and all agreements providing for the granting of any right in or to Copyrights (whether such Obligor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Annex 2.11 hereto.

“Copyrights” means all United States and foreign copyrights (including community designs), including but not limited to copyrights in software and databases, and all “Mask Works” (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, and, with respect to any and all of the foregoing: (i) all registrations and applications therefor including, without limitation, the registrations and applications referred to in Annex 2.11 hereto, (ii) all extensions and renewals thereof, (iii) all rights corresponding thereto throughout the world, (iv) all rights to sue for past, present and future infringements thereof, and (v) all proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages and proceeds of suit.

“Custodian” has the meaning assigned to such term in Section 1.01 of the Revolving Credit Agreement.

“Custody Agreement” has the meaning assigned to such term in Section 1.01 of the Revolving Credit Agreement.

“Debt Documents” means, collectively, the Loan Documents and any Hedging Agreement evidencing or relating to any Hedging Agreement Obligations.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Deliver”, “Delivered” or “Delivery” (whether to the Collateral Agent or otherwise) means, with respect to any Portfolio Investment of any Obligor or other Collateral, that such Portfolio Investment or other Collateral is held, registered or covered by a recorded UCC‑1 financing statement as described below, in each case in a manner reasonably satisfactory to the Collateral Agent:

(a)           subject to clause (l) below, in the case of each Certificated Security (other than a U.S. Government Security, Clearing Corporation Security, Euroclear Security or Clearstream Security), that such Certificated Security is either (i) in the possession of the Collateral Agent and registered in the name of the Collateral Agent (or its nominee) or Indorsed to the Collateral Agent or in blank, or (ii) in the possession of the Custodian and registered in the name of the Custodian (or its nominee) or Indorsed in blank and, in the case of this clause (ii), the Custodian has either (A) agreed in documentation reasonably satisfactory to the Collateral Agent (it being understood that the Custodian Agreement dated as of the Effective Date is reasonably acceptable to the Collateral Agent) to hold such Certificated Security as bailee on behalf of the Collateral Agent or (B) credited the same to a Securities Account for which the Custodian is a Securities Intermediary and has agreed that such Certificated Security constitutes a Financial Asset and that the Collateral Agent has NYUCC Control over such Securities Account;

(b)           subject to clause (l) below, in the case of each Instrument, that such Instrument is either (i) in the possession of the Collateral Agent and indorsed to the Collateral Agent or in blank, or (ii) in the possession of the Custodian and the Custodian has either (A) agreed in documentation reasonably acceptable to the Collateral Agent (it being understood that the Custodian Agreement dated as of the Effective Date is reasonably acceptable to the Collateral Agent) to hold such Instrument as agent or bailee on behalf of the Collateral Agent or (B) credited the same to a Securities Account for which the Custodian is a Securities Intermediary and has agreed that such Instrument constitutes a Financial Asset and that the Collateral Agent has NYUCC Control over such Securities Account;

(c)           subject to clause (l) below, in the case of each Uncertificated Security (other than a U.S. Government Security, Clearing Corporation Security, Euroclear Security or Clearstream Security), that such Uncertificated Security is either (i) registered on the books of the issuer thereof to the Collateral Agent (or its nominee), or (ii) registered on the books of the issuer thereof to the Custodian (or its nominee) under an arrangement where the Custodian has credited the same to a Securities Account for which the Custodian is a Securities Intermediary and has agreed that such Uncertificated Security constitutes a Financial Asset and that the Collateral Agent has NYUCC Control over such Securities Account;

(d)           subject to clause (l) below, in the case of each Clearing Corporation Security, that such Clearing Corporation Security is either (i) credited to a Securities Account of the Collateral Agent at such Clearing Corporation (and, if such Clearing Corporation Security is a Certificated Security, that the same is held in the possession of such Clearing Corporation, or of an agent or custodian on its behalf), or (ii) credited to a Securities Account of the Custodian at such Clearing Corporation (and, if such Clearing Corporation Security is a Certificated Security, that the same is in the possession of such Clearing Corporation, or of an agent or custodian on its behalf) and the Security Entitlement of the Custodian in such Clearing Corporation Securities Account has been credited by the Custodian to a Securities Account for which the Custodian is a Securities Intermediary under an arrangement where the Custodian has agreed that such Clearing Corporation Security constitutes a Financial Asset and that the Collateral Agent has NYUCC Control over such Securities Account;

(e)           in the case of each Euroclear Security and Clearstream Security, that the actions described in clause (d) above have been taken with respect to such Security as if such Security were a Clearing Corporation Security and Euroclear and Clearstream were Clearing Corporations; provided, that such additional actions shall have been taken as shall be necessary under the law of Belgium (in the case of Euroclear) and Luxembourg (in the case of Clearstream) to accord the Collateral Agent rights substantially equivalent to NYUCC Control over such Security under the NYUCC;

(f)            in the case of each U.S. Government Security, that such U.S. Government Security is either (i) credited to a securities account of the Collateral Agent at a Federal Reserve Bank, or (ii) credited to a Securities Account of the Custodian at a Federal Reserve Bank and the Security Entitlement of the Custodian in such Federal Reserve Bank Securities Account has been credited by the Custodian to a Securities Account for which the Custodian is a Securities Intermediary under an arrangement where the Custodian has agreed that such U.S. Government Security constitutes a Financial Asset and that the Collateral Agent has NYUCC Control over such Securities Account;

(g)           in the case of any Tangible Chattel Paper, that the original of such Tangible Chattel Paper is either (i) in the possession of the Collateral Agent in the United States or (ii) in the possession of the Custodian in the United States under an arrangement where the Custodian has agreed to hold such Tangible Chattel Paper as agent or bailee on behalf of the Collateral Agent, and in each case any agreements that constitute or evidence such Tangible Chattel Paper is free of any marks or notations indicating that it is then pledged, assigned or otherwise conveyed to any Person other than the Collateral Agent;

(h)           subject to clause (m) below, in the case of each General Intangible (including any participation in a debt obligation) of an Obligor organized in the United States, that such General Intangible falls within the collateral description of a UCC-1 financing statement, naming the relevant Obligor as debtor and the Collateral Agent as secured party and filed (x) in the jurisdiction of organization of such Obligor, in the case of an Obligor that is a “registered organization” (as defined in the NYUCC) or (y) in such other filing office as may be required for perfection by filing under the Uniform Commercial Code as in effect in any applicable jurisdiction, in the case of any other Obligor; provided that in the case of a participation in a debt obligation where such debt obligation is evidenced by an Instrument, any of the following: (i) the criteria in clause (b) above have been satisfied with respect to such Instrument, (ii) such Instrument is in the possession of the applicable participating institution in the United States, and such participating institution has agreed that it holds possession of such Instrument for the benefit of the Collateral Agent (or for the benefit of the Custodian, and the Custodian has agreed that it holds the interest in such Instrument as agent or bailee on behalf of the Collateral Agent as provided in the Custody Agreement or otherwise) or (iii) such Instrument is in the possession of the applicable participating institution outside of the United States and the relevant Obligor has taken or caused such participating institution (and, if applicable, the obligor that issued such Instrument) to take such actions as shall be necessary under the law of the jurisdiction where such Instrument is physically located to accord the Collateral Agent rights equivalent to NYUCC Control over such Instrument under the NYUCC;

(i)            subject to clause (m) below, in the case of each General Intangible (including any participation in a debt obligation) of an Obligor not organized in the United States, that such Obligor shall have taken such action as shall be necessary to accord the Collateral Agent rights substantially equivalent to a perfected first-priority (subject to Liens permitted pursuant to the Debt Documents) security interest in such General Intangible under the NYUCC;

(j)            in the case of any Deposit Account or Securities Account that the bank or Securities Intermediary at which such Deposit Account or Securities Account, as applicable, is located has agreed that the Collateral Agent has NYUCC Control over such Deposit Account or Securities Account, or that such Deposit Account or Securities Account is in the name of the Custodian and the Custodian has credited its rights in respect of such Deposit Account or Securities Account (the “Underlying Accounts”) to a Securities Account for which the Custodian is a Securities Intermediary under an arrangement where the Custodian has agreed in a control agreement in form and substance reasonably satisfactory to the Collateral Agent that the rights of the Custodian in such Underlying Accounts constitute a Financial Asset and that the Collateral Agent has NYUCC Control over such Securities Account;

(k)           in the case of any money (regardless of currency), that such money has been credited to a Deposit Account or Securities Account over which the Collateral Agent has NYUCC Control as described in clause (j) above;

(l)            in the case of any Certificated Security, Uncertificated Security or Instrument either physically located outside of the United States or issued by a Person organized outside of the United States, that such additional actions shall have been taken as shall be necessary under applicable law or as shall be reasonably requested by the Collateral Agent under applicable law to accord the Collateral Agent rights substantially equivalent to those accorded to a secured party under the NYUCC that has possession or control of such Certificated Security, Uncertificated Security or Instrument;

(m)          in the case of each Portfolio Investment of any Obligor consisting of a Bank Loan, in addition to all other actions required to be taken hereunder, that all actions shall have been taken as required by Section 5.08(c)(iv), (v) or (vi), as applicable, of the Revolving Credit Agreement; and

(n)           in the case of each Portfolio Investment of any Obligor or other Collateral not of a type covered by the foregoing clauses (a) through (m), that such Portfolio Investment or other Collateral (to the extent required to be “Delivered” pursuant to Section 7.01(a)) has been transferred to the Collateral Agent in accordance with applicable law and regulation.

“Depositary” means The Depositary Trust Company, its nominees and their respective successors.

 “Disqualified Equity Interests” means Equity Interests of the Borrower that after issuance are subject to any agreement between the holder of such Equity Interests and the Borrower whereby the Borrower is required to purchase, redeem, retire, acquire, cancel or terminate such Equity Interests, other than (x) as a result of a change of control, or (y) in connection with any purchase, redemption, retirement, acquisition, cancellation or termination with, or in exchange for, shares of Equity Interests that are not Disqualified Equity Interests.

“Effective Date” has the meaning assigned to such term in Section 1.01 of the Revolving Credit Agreement.

“Eligible Liens” means those Liens on the Collateral included in the Borrowing Base permitted by each Debt Document (for the avoidance of doubt in the event of any conflict or difference among the Debt Documents, the most restrictive provisions that are in effect (after taking into account any modification, supplement, amendment or waiver to such provisions) shall apply against the Obligors hereunder).

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.  As used in this Agreement, “Equity Interests” shall not include convertible debt unless and until such debt has been converted to capital stock.

“Euroclear” means Euroclear Bank, S.A., as operator of the Euroclear system.

“Euroclear Security” means a Security that (a) is a debt or equity Security and (b) is capable of being transferred to an Agent Member’s account at Euroclear, whether or not such transfer has occurred.

“Event of Default” means any Event of Default under and as defined in the Revolving Credit Agreement and any event or condition that enables or permits (after giving effect to any applicable grace or cure periods) the holder or holders of any Hedging Agreement Obligations or any trustee or agent on its or their behalf to cause any Hedging Agreement Obligations to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity.

“Excluded Assets” means, individually and collectively, (i) any Excluded Equity Interest, (ii) any fiduciary accounts or any account for which any Obligor is the servicer for another Person, including any accounts in the name of any Obligor in its capacity as servicer for a Structured Subsidiary or any “Agency Account” pursuant to Section 5.08(c)(v) of the Revolving Credit Agreement, (iii) for the avoidance of doubt, any “escrow” or analogous account in which an Obligor has an interest, (iv) any “intent-to-use” applications for trademarks or service marks filed in the United States Patent and Trademark Office pursuant to 15 U.S.C. § 1051 Section (b)(1) unless and until evidence of use of the mark in interstate commerce is submitted to and accepted by the United States Patent and Trademark Office pursuant to 15 U.S.C. §1051 Section (c) or Section (d), at which point such trademark or service mark application shall be considered automatically included in the Collateral, and (v) any Equity Interest in a Portfolio Investment that is issued as an “equity kicker” to holders of subordinated debt and such Equity Interest is pledged to secure senior debt of such Portfolio Investment to the extent required thereby.

“Excluded Equity Interest” means (i) any Equity Interest issued by any SBIC Subsidiary with respect to which the terms of  third-party financing prohibit the creation or perfection of such security interests therein; provided, that if any such SBIC Subsidiary shall at any time cease to be an SBIC Subsidiary pursuant to the definition thereof in Section 1.01 of the Revolving Credit Agreement, the Equity Interests issued by such Person shall no longer constitute Excluded Equity Interests and shall become part of the Collateral hereunder and (ii) any Equity Interest issued by any Structured Subsidiary with respect to which the terms of  third-party financing prohibit the creation or perfection of such security interests therein; provided, that if any such Structured Subsidiary shall at any time cease to be a Structured Subsidiary pursuant to the definition thereof in Section 1.01 of the Revolving Credit Agreement, or if and to the extent the terms of any such third-party financing cease to prohibit the creation or perfection of such security interests therein, Equity Interests issued by such Person shall no longer constitute Excluded Equity Interests and shall become part of the Collateral hereunder.

“Excluded Swap Obligation” means, with respect to any Subsidiary Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Subsidiary Guarantor of, or the grant by such Subsidiary Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Subsidiary Guarantor or the grant of such security interest becomes effective with respect to such specific Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Financial Officer” means the chief executive officer, president, chief operating officer, chief financial officer, controller or chief compliance officer of the Borrower, in each case, whom has been authorized by the Board of Directors of the Borrower to execute the applicable document or certificate.

“Financing Subsidiary” means (i) any Structured Subsidiary or (ii) any SBIC Subsidiary.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means the government of the United States, or of any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary indemnification agreements entered into in the ordinary course of business in connection with obligations that do not constitute Indebtedness. The amount of any Guarantee at any time shall be deemed to be an amount equal to the maximum stated or determinable amount of the primary obligation in respect of which such Guarantee is incurred, unless the terms of such Guarantee expressly provide that the maximum amount for which such Person may be liable thereunder is a lesser amount (in which case the amount of such Guarantee shall be deemed to be an amount equal to such lesser amount).

“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit A between the Collateral Agent and an entity that, pursuant to Section 7.05, is required to become a “Subsidiary Guarantor” hereunder (with such changes as the Collateral Agent shall reasonably request, consistent with the requirements of Section 7.05, or to which the Collateral Agent shall otherwise consent in its sole discretion).

“Guaranteed Obligations” means, collectively, the Revolving Credit Agreement Obligations and the Hedging Agreement Obligations; provided, that “Guaranteed Obligations” shall exclude any Excluded Swap Obligation.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange protection agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement entered into in the ordinary course of business and not for speculative purposes.  For the avoidance of doubt, in no event shall a Hedging Agreement include a total return swap.

“Hedging Agreement Obligations” means, collectively, all obligations of any Obligor to any Revolving Lender (or any Affiliate thereof) under any Hedging Agreement that is an interest rate or foreign currency exchange protection agreement or other interest rate or foreign currency exchange hedging agreement and has been designated by the Borrower by notice to the Collateral Agent as being secured by this Agreement, including in each case all margin payments, termination payments, fees, indemnification payments and other amounts whatsoever, whether direct or indirect, absolute or contingent, now or hereafter from time to time owing to such Revolving Lender (or any Affiliate thereof) under such Hedging Agreement, and including all interest and expenses accrued or incurred subsequent to the commencement of any bankruptcy or insolvency proceeding with respect to such Obligor, whether or not such interest or expenses are allowed as a claim in such proceeding; provided, that Hedging Agreement Obligations shall not include any Excluded Swap Obligation.

For purposes hereof, it is understood that any such obligations of any Obligor to a Person arising under a Hedging Agreement entered into at the time such Person (or an Affiliate thereof) is a “Revolving Lender” party to the Revolving Credit Agreement (as applicable) shall nevertheless continue to constitute Hedging Agreement Obligations for purposes hereof, notwithstanding that such Person (or its Affiliate) may have assigned all of its Loans and other interests in the Revolving Credit Agreement and, therefore, at the time a claim is to be made in respect of such obligations, such Person (or its Affiliate) is no longer a “Revolving Lender” party to the Revolving Credit Agreement, provided that neither such Person nor any such Affiliate shall be entitled to the benefits of this Agreement (and such obligations shall not constitute Hedging Agreement Obligations hereunder) unless, at or prior to the time it ceased to be a Revolving Lender hereunder, it shall have notified the Collateral Agent in writing of the existence of such agreement.  Subject to and without limiting the preceding sentence, any Affiliate of a Revolving Lender that is a party to a Hedging Agreement shall be included in the term “Revolving Lender” for purposes of this Agreement solely for purposes of the rights and obligations arising hereunder in respect of such Hedging Agreement and the Hedging Agreement Obligations thereunder.

The designation of any Hedging Agreement as being secured by this Agreement in accordance with the first paragraph under this definition of “Hedging Agreement Obligations” shall not create in favor of any Revolving Lender or any Affiliate thereof that is a party thereto (i) any rights in connection with the management or release of any Collateral or of the obligations of any Subsidiary Guarantor under this Agreement or (ii) any rights to consent to any amendment, waiver, or other matter under this Agreement or any other Loan Document.  Notwithstanding anything to the contrary in this Agreement or any other Loan Document, as applicable, no provider or holder of any Hedging Agreement Obligations (other than in its capacity as Revolving Administrative Agent, Collateral Agent or Revolving Lender to the extent applicable) has any individual right to enforce this Agreement or bring any remedies with respect to any Lien on Collateral granted pursuant to the Loan Documents.  By accepting the benefits of this Agreement, such party shall be deemed to have appointed the Collateral Agent as its agent and agreed to be bound by this Agreement as a Secured Party, subject to the limitations set forth in the preceding sentence.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits, loans or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar debt instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade accounts payable and accrued expenses in the ordinary course of business not past due for more than 90 days after the date on which such trade account payable was due), (e) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (with the value of such debt being the lower of the outstanding amount of such debt and the fair market value of the property subject to such Lien), (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) the net amount such Person would be obligated for under any Hedging Agreement if such Hedging Agreement was terminated at the time of determination, (j) all obligations, contingent or otherwise, with respect to Disqualified Equity Interests, and (k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor (or such Person is not otherwise liable for such Indebtedness). Notwithstanding the foregoing, “Indebtedness” shall not include (x) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset or Investment to satisfy unperformed obligations of the seller of such asset or Investment, (y) a commitment arising in the ordinary course of business to make a future Portfolio Investment or fund the delayed draw or unfunded portion of any existing Portfolio Investment or (z) indebtedness of an Obligor on account of the sale by an Obligor of the first out tranche of any First Lien Bank Loan (as defined in the Revolving Credit Agreement) that arises solely as an accounting matter under ASC 860, provided that such indebtedness (i) is non-recourse to the Borrower and its Subsidiaries and (ii) would not represent a claim against the Borrower or any of its Subsidiaries in a bankruptcy, insolvency or liquidation proceeding of the Borrower or its Subsidiaries, in each case in excess of the amount sold or purportedly sold.

“Indorsed” means, with respect to any Certificated Security, that such Certificated Security has been assigned or transferred to the applicable transferee pursuant to an effective Indorsement.

“ING” means ING Capital LLC.

“Insolvency Law” means, as applicable, (a) the Bankruptcy Code and (b) any other federal, state, provincial or foreign law for the relief of debtors or affecting creditors’ rights generally.

“Insolvency Proceeding” means: (a) any voluntary case or proceeding under any Insolvency Law with respect to any Obligor, (b) any other voluntary proceeding or involuntary or bankruptcy case or proceeding, or any interim receivership, liquidation or other similar case or proceeding with respect to any Obligor or with respect to a material portion of its assets, (c) any liquidation, dissolution, or winding up of any Obligor whether voluntary or involuntary and whether or not involving any Insolvency Law or (d) any assignment for the benefit of any creditors or any other marshaling of assets or liabilities of any Obligor.

“Intellectual Property” means, collectively, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, the Trade Secrets, and the Trade Secret Licenses.

“Investment” means, for any Person: (a) Equity Interests, bonds, notes, debentures or other securities of any other Person (including convertible securities) or any agreement to acquire any Equity Interests, bonds, notes, debentures or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) deposits, advances, loans or other extensions of credit made to any other Person (including purchases of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person); or (c) Hedging Agreements.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, except in favor of the issuer thereof (and, in the case of Portfolio Investments that are equity securities, excluding customary drag-along, tag-along, right of first refusal, restrictions on assignments or transfers and other similar rights in favor of other equity holders of the same issuer).

“Loan Documents” has the meaning assigned to such term in Section 1.01 of the Revolving Credit Agreement.

“Loans” means the revolving loans made by the Revolving Lenders to the Borrower pursuant to the Revolving Credit Agreement.

“Luxembourg” means the Grand Duchy of Luxembourg.

“NYUCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“NYUCC Control” means “control” as defined in Section 9-104, 9-105, 9-106 or 9‑107 of the NYUCC.

“Obligors” has the meaning assigned to such term in the preamble of this Agreement.

“Patent Licenses” means all agreements providing for the granting of any right in or to Patents (whether such Obligor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Annex 2.11 hereto.

“Patents” means all United States and foreign patents and certificates of invention, or similar industrial property rights, and applications for any of the foregoing, including, but not limited to: (i) each patent and patent application referred to in Annex 2.11 hereto, (ii) all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, (iii) all rights corresponding thereto throughout the world, (iv) all inventions and improvements described therein, (v) all rights to sue for past, present and future infringements thereof, and (vi) all proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“Permitted Liens” means those Liens on the Collateral (other than Collateral included in the Borrowing Base) permitted by each Debt Document (for the avoidance of doubt in the event of any conflict or difference among the Debt Documents, the most restrictive provisions that are in effect (after taking into account any modification, supplement, amendment or waiver of such provisions) shall apply against the Obligors hereunder).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pledge Supplement” means a supplement to this Agreement substantially in the form of Exhibit C.

“Pledged Debt” means all indebtedness owed to any Obligor (other than Portfolio Investments (unless issued by a Subsidiary)), the instruments (if any) evidencing such indebtedness (including, without limitation, the instruments described on Annex 2.08 hereto) and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such indebtedness.

“Pledged Equity Interests” means all Equity Interests (other than Excluded Equity Interests) owned by any Obligor issued by any Subsidiary of such Obligor (including, without limitation, the Equity Interests described on Annex 2.07 hereto) and the certificates, if any, representing such Equity Interests and any interest of such Obligor in the entries on the books of the issuer of such Equity Interests or on the books of any Securities Intermediary pertaining to such Equity Interests, and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Equity Interests.

“Pledged Interests” means all Pledged Debt and Pledged Equity Interests.

“Portfolio Investment” means any Investment held by the Borrower and its Subsidiaries in their asset portfolio.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Subsidiary Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Revolving Lenders” has the meaning given to the term “Required Lenders” in the Revolving Credit Agreement (so long as the obligations under the Revolving Credit Agreement are outstanding (other than unasserted contingent indemnification obligations)).

“Required Secured Parties” means Secured Parties holding more than 50% of the aggregate amount of the Revolving Credit Agreement Obligations.

“Revolving Administrative Agent” has the meaning assigned to such term in the preamble of this Agreement.

“Revolving Credit Agreement” means (i) the Senior Secured Revolving Credit Agreement, dated as of the date hereof, by and among the Borrower, the Revolving Lenders from time to time party thereto, and the Revolving Administrative Agent (the “Existing Revolving Credit Agreement”) and (ii) any amendment, modification, supplement, amendment and restatement, extension, refinancing or replacement of the Existing Revolving Credit Agreement (or to any such amendment, modification, supplement, amendment and restatement, extension, refinancing or replacement) .

“Revolving Credit Agreement Obligations” means, collectively, all obligations of the Borrower and the Subsidiary Guarantors to the Revolving Lenders and the Revolving Administrative Agent under the Revolving Credit Agreement and the other Loan Documents, including in each case in respect of the principal of and interest on the loans made thereunder, and all fees, indemnification payments and other amounts whatsoever, whether direct or indirect, absolute or contingent, now or hereafter from time to time owing to the Revolving Administrative Agent or the Revolving Lenders or any of them under or in respect of the Revolving Credit Agreement and the other Loan Documents, and including all interest and expenses accrued or incurred subsequent to the commencement of any bankruptcy or insolvency proceeding with respect to the Borrower, whether or not such interest or expenses are allowed as a claim in such proceeding; provided that Revolving Credit Agreement Obligations shall not include any Excluded Swap Obligation.

“Revolving Lender” means any “Lender” (as defined in the Revolving Credit Agreement) that is from time to time party to the Revolving Credit Agreement.

“Revolving Loans” means the revolving loans made by the Revolving Lenders to the Borrower pursuant to the Revolving Credit Agreement.

“SBIC Subsidiary” means any Subsidiary of the Borrower designated by the Borrower as an “SBIC Subsidiary” under the applicable Debt Documents and pursuant to the procedures specified in such Debt Documents (with notice to the Collateral Agent).

“Secured Obligations” means, collectively, (a) in the case of the Borrower, the Revolving Credit Agreement Obligations and the Hedging Agreement Obligations, (b) in the case of the Subsidiary Guarantors, the obligations of the Subsidiary Guarantors in respect of the Guaranteed Obligations pursuant to Section 3.01 and (c) in the case of all Obligors, all present and future obligations of the Obligors to the Secured Parties, or any of them, hereunder or under any other Security Document; provided  that Secured Obligations shall not include any Excluded Swap Obligation.

“Secured Party” means, collectively, the Revolving Lenders (including those holding Hedging Agreement Obligations), the Revolving Administrative Agent and each Person that is not a Revolving Lender and is owed a Hedging Agreement Obligation of the type described in, and subject to the conditions set forth in, the second paragraph of the definition of “Hedging Agreement Obligations”, and the Collateral Agent.

“Security Documents” means, collectively, this Agreement, the Custody Agreement, the Control Agreement, all Uniform Commercial Code financing statements filed with respect to the security interests in the Collateral created pursuant hereto and all other assignments, pledge agreements, security agreements, control agreements, custodial agreements and other instruments executed and delivered at any time by any of the Obligors pursuant hereto or otherwise providing or relating to any collateral security for any of the Secured Obligations.

“Structured Subsidiary” means any Subsidiary of the Borrower designated by the Borrower as a “Structured Subsidiary” under the applicable Debt Documents and pursuant to the procedures specified in such Debt Documents (with notice to the Collateral Agent).

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.  Anything herein to the contrary notwithstanding, the term “Subsidiary” shall not include any Person that constitutes a Portfolio Investment held by any Obligor in the ordinary course of business and that is not, under GAAP, consolidated on the financial statements of the Borrower and its Subsidiaries.  Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Subsidiary Guarantors” has the meaning assigned to such term in the preamble of this Agreement.

“Swap Obligation” means, with respect to any Subsidiary Guarantor, an obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Termination Date” has the meaning assigned to such term in Section 1.01 of the Revolving Credit Agreement.

“Trademark Licenses” means any and all agreements providing for the granting of any right in or to Trademarks (whether such Obligor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Annex 2.11 hereto.

“Trademarks” means all United States and foreign trademarks, trade names, corporate names, company names, business names, fictitious business names, Internet domain names, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, and all registrations and applications for any of the foregoing including, but not limited to: (i) the registrations and applications referred to in Annex 2.11 hereto, (ii) all extensions or renewals of any of the foregoing, (iii) all of the goodwill of the business connected with the use of and symbolized by the foregoing, (iv) the right to sue for past, present and future infringement or dilution of any of the foregoing or for any injury to goodwill, and (v) all proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“Trade Secret Licenses” means any and all agreements providing for the granting of any right in or to Trade Secrets (whether such Obligor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Annex 2.11 hereto.

“Trade Secrets” means all trade secrets and all other confidential or proprietary information and know-how whether or not such Trade Secret has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to such Trade Secret, including but not limited to: (i) the right to sue for past, present and future misappropriation or other violation of any Trade Secret, and (ii) all proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“United States” means the United States of America.

“U.S. Government Securities” means securities that are direct obligations of, and obligations the timely payment of principal and interest on which is fully guaranteed by, the United States or any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States and in the form of conventional bills, bonds and notes.

1.03         Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on such successors and assigns set forth herein or in the applicable Debt Document), (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Exhibits and Annexes shall be construed to refer to Sections of, and Exhibits and Annexes to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 2.          Representations and Warranties.  Each Obligor represents and warrants to the Secured Parties that:

2.01         Organization.  Such Obligor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

2.02         Authorization; Enforceability.  The execution, delivery and performance of this Agreement, and the granting of the Liens contemplated hereunder, are within such Obligor’s corporate or other powers and have been duly authorized by all necessary corporate or other action, including by all necessary stockholder action and action by the board of directors or other governing body of such Obligor.  This Agreement has been duly executed and delivered by such Obligor and constitutes a legal, valid and binding obligation of such Obligor, enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

2.03         Governmental Approvals; No Conflicts.  The execution, delivery and performance of this Agreement, and the granting of the Liens contemplated hereunder, (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) such as have been or will be obtained or made and are in full force and effect and (ii) filings and recordings in respect of the Liens created pursuant hereto or the other Security Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Obligor or any order of any Governmental Authority (including the Investment Company Act of 1940, as amended from time to time, and the rules, regulations and orders issued by the SEC thereunder), (c) will not violate or result in a default in any material respect under any indenture, agreement or other instrument binding upon any Obligor or any of its assets, or give rise to a right thereunder to require any payment to be made by any such Person, and (d) except for the Liens created pursuant hereto or the other Security Documents, will not result in the creation or imposition of any Lien on any asset of any Obligor.

2.04         Title.  Such Obligor is the sole beneficial owner of the Collateral in which a security interest is granted by such Obligor hereunder and no Lien exists upon such Collateral other than (a) the security interest created or provided for herein or the other Security Documents, which security interest constitutes a valid first and prior perfected Lien, subject to Eligible Liens on the Collateral included in the Borrowing Base and subject to Permitted Liens on all other Collateral and (b) other Liens not prohibited by the provisions of any Debt Document.

2.05         Names, Etc.  The full and correct legal name, type of organization, jurisdiction of organization, organizational ID number (if applicable) and place of business (or, if more than one, chief executive office) of each Obligor as of the Effective Date are correctly set forth in Annex 2.05 (and of each additional Obligor as of the date of the Guarantee Assumption Agreement referred to below are set forth in the supplement to Annex 2.05 in Appendix A to the Guarantee Assumption Agreement executed and delivered by such Obligor pursuant to Section 7.05).

2.06         Changes in Circumstances.  No Obligor has (a) within the period of four months prior to the Effective Date (or, in the case of any Subsidiary Guarantor, within the period of four months prior to the date it becomes a party hereto pursuant to a Guarantee Assumption Agreement), changed its location (as defined in Section 9-307 of the NYUCC), (b) as of the Effective Date (or, with respect to any Subsidiary Guarantor, as of the date it becomes a party hereto pursuant to a Guarantee Assumption Agreement), changed its name or (c) as of the Effective Date (or, with respect to any Subsidiary Guarantor, as of the date it becomes a party hereto pursuant to a Guarantee Assumption Agreement), become a “new debtor” (as defined in Section 9-102(a)(56) of the NYUCC) with respect to a currently effective security agreement previously entered into by any other Person and binding upon such Obligor, in each case except as notified in writing to the Collateral Agent prior to the Effective Date (or, in the case of any Subsidiary Guarantor, prior to the date it becomes a party hereto pursuant to a Guarantee Assumption Agreement).

2.07         Pledged Equity Interests.  (i) Annex 2.07 sets forth a complete and correct list of all Pledged Equity Interests owned by any Obligor as of the Effective Date (or owned by a Subsidiary Guarantor on the date it becomes a party hereto pursuant to a Guarantee Assumption Agreement) and on the Effective Date or the date of such joinder such Pledged Equity Interests constitute the percentage of issued and outstanding shares of stock, percentage of membership interests, percentage of partnership interests or percentage of beneficial interest of the respective issuers thereof indicated on Annex 2.07; (ii) on the Effective Date or the date of such joinder, the Obligors listed on Annex 2.07 are the record and beneficial owners of the Pledged Equity Interests free of all Liens, rights or claims of other Persons and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Equity Interests; and (iii) no consent of any Person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary in connection with the creation, perfection or first priority (subject to Eligible Liens on the Collateral included in the Borrowing Base and subject to Permitted Liens on all other Collateral) status of the security interest of the Collateral Agent in any Pledged Equity Interests or the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement or the exercise  of remedies in respect thereof.

2.08         Promissory Notes.  Annex 2.08 sets forth a complete and correct list of all Promissory Notes (other than any previously Delivered to the Custodian or held in a Securities Account referred to in Annex 2.09) held by any Obligor on the Effective Date (or held by a Subsidiary Guarantor on the date it becomes a party hereto pursuant to a Guarantee Assumption Agreement) that are either included in the Borrowing Base or have an aggregate unpaid principal amount in excess of $75,000.

2.09         Deposit Accounts and Securities Accounts.  Annex 2.09 sets forth a complete and correct list of all Deposit Accounts, Securities Accounts and Commodity Accounts of the Obligors on the Effective Date (and of any Subsidiary Guarantor on the date it becomes a party hereto pursuant to a Guarantee Assumption Agreement), except for any Deposit Account specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments.

2.10         Commercial Tort Claims.  Annex 2.10 sets forth a complete and correct list of all Commercial Tort Claims of the Obligors on the Effective Date (and of any Subsidiary Guarantor on the date it becomes a party hereto pursuant to a Guarantee Assumption Agreement).

2.11         Intellectual Property and Licenses.

(a)           Annex 2.11 sets forth a true and complete list on the Effective Date (or on the date a Subsidiary Guarantor becomes a party hereto pursuant to a Guarantee Assumption Agreement) of (i) all United States, state and foreign registrations of and applications for Patents, Trademarks, and Copyrights owned by each Obligor and (ii) all Patent Licenses, Trademark Licenses, Trade Secret Licenses and Copyright Licenses that are material to such Obligor’s business;

(b)           on the Effective Date or the date of such joinder, each Obligor is the sole and exclusive owner of the entire right, title, and interest in and to all Intellectual Property listed on Annex 2.11, free and clear of all Liens, claims, encumbrances and licenses, except for Permitted Liens and the licenses set forth on Annex 2.11, and it owns or has the valid right to use all other Intellectual Property used in or necessary to conduct its business;

(c)           on the Effective Date or the date of such joinder, all Intellectual Property owned by the Obligors is subsisting and has not been adjudged invalid or unenforceable, in whole or in part, and on the Effective Date or the date of such joinder each Obligor has performed all acts and has paid all renewal, maintenance, and other fees and taxes required to maintain each and every registration and application of Copyrights, Patents and Trademarks in full force and effect;

(d)           on the Effective Date or the date of such joinder, all Intellectual Property owned by or exclusively licensed to the Obligors is valid and enforceable; on the Effective Date or the date of such joinder, no holding, decision, or judgment has been rendered against any Obligor in any action or proceeding before any court or administrative authority challenging the validity of, any Obligor’s right to register, or any Obligor’s rights to own or use, any Intellectual Property and no such action or proceeding is pending or, to each Obligor’s knowledge, threatened;

(e)           on the Effective Date or the date of such joinder, all registrations and applications for Copyrights, Patents and Trademarks owned by the Obligors are standing in the name of an Obligor, and none of the Trademarks, Patents, Copyrights or Trade Secrets owned by the Obligors has been licensed by any Obligor to any Affiliate or third party, except as disclosed in Annex 2.11;

(f)            as of the Effective Date or the date of such joinder, each Obligor has been using appropriate statutory notice of registration in connection with its use of registered Trademarks, proper marking practices in connection with the use of Patents, and appropriate notice of copyright in connection with the publication of Copyrights, in each case if material to the business of such Obligor;

(g)           as of the Effective Date or the date of such joinder, each Obligor uses adequate standards of quality in the manufacture, distribution, and sale of all products sold and in the provision of all services rendered under or in connection with all Trademarks owned by or licensed to such Obligor and has taken all action reasonably necessary to ensure that all licensees of such Trademarks use such adequate standards of quality;

(h)           to the knowledge of each Obligor, as of the Effective Date or the date of such joinder, the conduct of each Obligor’s business does not infringe upon or otherwise misappropriate or violate any trademark, patent, copyright, trade secret or other intellectual property right owned or controlled by a third party; and no claim has been made, in writing or, to such Obligor’s knowledge, threatened, that the use of any Intellectual Property owned or used by any Obligor (or any of its respective licensees) or the conduct of any Obligor’s business infringes, misappropriates, or violates the asserted rights of any third party;

(i)            to the best of each Obligor’s knowledge, as of the Effective Date or the date of such joinder, no third party is infringing upon or otherwise violating any rights in any Intellectual Property owned or used by such Obligor, or any of its respective licensees;

(j)            as of the Effective Date or the date of such joinder, no settlement or consents, covenants not to sue, nonassertion assurances, or releases have been entered into by any Obligor or to which any Obligor is bound that adversely affect any Obligor’s rights to own or use any Intellectual Property; and

(k)           as of the Effective Date or the date of such joinder, no Obligor has made a previous assignment, sale, transfer or agreement constituting a present or future assignment, sale, transfer or agreement of any Intellectual Property that has not been terminated or released, and there is no effective financing statement or other document or instrument now executed, or on file or recorded in any public office, granting a security interest in or otherwise encumbering any part of the Intellectual Property, other than in favor of the Collateral Agent.

Section 3.          Guarantee.

3.01         The Guarantee.  The Subsidiary Guarantors hereby jointly and severally guarantee to the Collateral Agent for the benefit of each of the Secured Parties and their respective successors and permitted assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Guaranteed Obligations. The Subsidiary Guarantors hereby further jointly and severally agree that if the Borrower shall fail to pay in full when due (whether at stated or extended maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Subsidiary Guarantors will jointly and severally pay the same without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

3.02         Obligations Unconditional.  The obligations of the Subsidiary Guarantors under Section 3.01 are irrevocable, absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Borrower under this Agreement, the other Debt Documents or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 3 that the obligations of the Subsidiary Guarantors hereunder shall be absolute and unconditional under any and all circumstances, other than, in each case, the satisfaction in full of the Guaranteed Obligations.  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Subsidiary Guarantors hereunder, which shall remain absolute and unconditional as described above:

(a)           at any time or from time to time, without notice to the Subsidiary Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b)           any of the acts mentioned in any of the provisions of this Agreement, the other Debt Documents or any other agreement or instrument referred to herein or therein shall be done or omitted;

(c)           the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement, the other Debt Documents or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(d)           any lien or security interest granted to, or in favor of, any Secured Party as security for any of the Guaranteed Obligations shall fail to be perfected.

The Subsidiary Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever (except as expressly required by this Agreement or any other Debt Document), and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement, the other Debt Documents or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

3.03         Reinstatement.  The obligations of the Subsidiary Guarantors under this Section 3 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Subsidiary Guarantors jointly and severally agree that they will indemnify the Secured Parties on demand for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented fees, charges and disbursements of any counsel (but excluding the allocated costs of internal counsel)) incurred by the Secured Parties in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

3.04         Subrogation.  The Subsidiary Guarantors hereby jointly and severally agree that until the payment and satisfaction in full in cash of all Guaranteed Obligations (other than unasserted contingent indemnification obligations), and the expiration and termination of all commitments to extend credit under all Debt Documents, they shall not exercise any right or remedy arising by reason of any performance by them of their guarantee in Section 3.01, whether by subrogation or otherwise, against the Borrower or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

3.05         Remedies.  The Subsidiary Guarantors jointly and severally agree that, as between the Subsidiary Guarantors and the Secured Parties, a Guaranteed Obligation may be declared to be forthwith due and payable as provided in the respective Debt Document therefor including, in the case of the Revolving Credit Agreement, the provisions specifying the existence of an event of default (and shall be deemed to have become automatically due and payable in the circumstances provided therein including, in the case of the Revolving Credit Agreement, such provisions) for purposes of Section 3.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower or any Subsidiary Guarantors and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Subsidiary Guarantors for purposes of Section 3.01.

3.06         Continuing Guarantee.  The guarantee in this Section 3 is a continuing guarantee of payment (and not of collection), and shall apply to all Guaranteed Obligations whenever arising.

3.07         Instrument for the Payment of Money.  Each Subsidiary Guarantor hereby acknowledges that the guarantee in this Section 3 constitutes an instrument for the payment of money, and consents and agrees that any Secured Party, at its sole option, in the event of a dispute by such Subsidiary Guarantor in the payment of any moneys due hereunder, shall have the right to bring motion action under New York CPLR Section 3213.

3.08         Rights of Contribution.  The Obligors hereby agree, as between themselves, that if any Subsidiary Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Subsidiary Guarantor of any Guaranteed Obligations, then each other Subsidiary Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Subsidiary Guarantor’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations.  The payment obligation of a Subsidiary Guarantor to any Excess Funding Guarantor under this Section 3.08 shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Subsidiary Guarantor under the other provisions of this Section 3 and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.

For purposes of this Section 3.08, (i) “Excess Funding Guarantor” means, in respect of any Guaranteed Obligations, a Subsidiary Guarantor that has paid an amount in excess of its Pro Rata Share of such Guaranteed Obligations, (ii) “Excess Payment” means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations and (iii) “Pro Rata Share” means, for any Subsidiary Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate fair saleable value of all properties of such Subsidiary Guarantor (excluding any shares of stock or other equity interest of any other Subsidiary Guarantor) exceeds the amount of all the debts and liabilities of such Subsidiary Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Subsidiary Guarantor hereunder and any obligations of any other Subsidiary Guarantor that have been Guaranteed by such Subsidiary Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of the Borrower and all of the Subsidiary Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Obligors hereunder) of the Borrower and all of the Subsidiary Guarantors, determined (A) with respect to any Subsidiary Guarantor that is a party hereto on the date hereof, as of the date hereof, and (B) with respect to any other Subsidiary Guarantor, as of the date such Subsidiary Guarantor becomes a Subsidiary Guarantor hereunder.

3.09         General Limitation on Guarantee Obligations.  In any action or proceeding involving any state corporate or other law, or any Federal or state bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 3.01 would otherwise, taking into account the provisions of Section 3.08, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 3.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, any Secured Party or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

3.10         Indemnity by Borrower.  In addition to all such rights of indemnity and subrogation as the Subsidiary Guarantors may have under applicable law (but subject to Section 3.04), the Borrower agrees that (a) in the event a payment shall be made by any Subsidiary Guarantor under this Agreement, the Borrower shall indemnify such Subsidiary Guarantor for the full amount of such payment and such Subsidiary Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Subsidiary Guarantor shall be sold pursuant to this Agreement or any other Security Document to satisfy in whole or in part the Guaranteed Obligations, the Borrower shall indemnify such Subsidiary Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

3.11         Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Obligor to honor all of its obligations under the guarantee contained in this Section 3 in respect of Swap Obligations (provided, however that each Qualified ECP Guarantor shall only be liable under this Section 3.11 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 3.11, or otherwise under the guarantee contained in this Section 3, as it relates to such other Obligor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Guarantor under this Section 3.11 shall remain in full force and effect until payment in full of all the Secured Obligations (other than in respect of indemnities and contingent Obligations not then due and payable).  Each Qualified ECP Guarantor intends that this Section 3.11 constitute, and this Section 3.11 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Obligor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 4.          Collateral.  As collateral security for the payment in full when due (whether at stated maturity, by acceleration or otherwise), of its Secured Obligations, each Obligor hereby pledges and grants to the Collateral Agent for the benefit of the Secured Parties a security interest in all of such Obligor’s right, title and interest in, to and under all of the following property and assets, in each case whether tangible or intangible, wherever located, and whether now owned by such Obligor or hereafter acquired and whether now existing or hereafter coming into existence (all of the property described in this Section 4, other than the property excluded pursuant to the proviso to this Section 4, being collectively referred to herein as “Collateral”):

(a)           all Accounts, all Chattel Paper, all Deposit Accounts, all Documents, all General Intangibles (including all Intellectual Property), all Instruments (including all Promissory Notes), all Portfolio Investments, all Pledged Debt, all Pledged Equity Interests, all Investment Property not covered by the foregoing (including all Securities, all Securities Accounts and all Security Entitlements with respect thereto and Financial Assets carried therein, and all Commodity Accounts and Commodity Contracts), all letters of credit and Letter-of-Credit Rights, all Money and all Goods (including Inventory and Equipment), and all Commercial Tort Claims;

(b)           to the extent related to any Collateral, all Supporting Obligations;

(c)           to the extent related to any Collateral, all books, correspondence, credit files, records, invoices and other papers (including all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Obligor or any computer bureau or service company from time to time acting for such Obligor); and

(d)           all Proceeds of any of the foregoing Collateral.

PROVIDED, HOWEVER, that in no event shall the security interest granted under this Section 4 attach to (and there shall be excluded from the definition of “Collateral”) (A) any contract, property rights, obligation, instrument or agreement to which an Obligor is a party (or to any of its rights or interests thereunder) if the grant of such security interest would constitute or result in either (i) the abandonment, invalidation or unenforceability of any right, title or interest of such Obligor therein, (ii) a breach or termination pursuant to the terms of, or a default under, any such contract, property rights, obligation, instrument or agreement (other than to the extent that any such terms would be rendered ineffective by Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code as in effect in the relevant jurisdiction), or (iii) any assets with respect to which applicable law prohibits the creation or perfection of such security interest therein (other than to the extent that any such prohibition is rendered ineffective by Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code as in effect in the relevant jurisdiction), or (B) any Excluded Assets, and notwithstanding anything to the contrary provided in this Agreement, the term “Collateral” shall not include, and the Obligors shall not be deemed to have granted a security interest in, any Excluded Assets.  Notwithstanding the foregoing, Collateral shall include the accounts listed on Annex 2.09 hereto.

Each Obligor hereby authorizes the Collateral Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral (as defined herein) in such form and in such offices as the Collateral Agent determines, in its sole discretion, are necessary or advisable to perfect the security interests of the Collateral Agent under this Agreement.  Each Obligor also authorizes the Collateral Agent to use the collateral description “all personal property of the debtor” or “all assets of the debtor,” in each case “whether now owned or hereafter acquired or arising” or words of similar meaning in any such financing statements.

Section 5.          Certain Agreements Among Secured Parties.  Neither the Borrower nor any of its Subsidiaries shall have any rights under this Section 5 and no Secured Party shall have any obligations to the Borrower or any of its Subsidiaries under this Section 5.

5.01         Priorities; Additional Collateral.

(a)           Pari Passu Status of Obligations.  Each Secured Party by acceptance of the benefits of this Agreement and the other Security Documents agrees that their respective interests in the Security Documents and the Collateral shall rank pari passu and that the Secured Obligations shall be equally and ratably secured by the Security Documents subject to the terms hereof and the priority of payment established in Section 8.06.

(b)          Sharing of Guaranties and Liens.  Each Secured Party by acceptance of the benefits of this Agreement and the other Security Documents agrees that (i) such Secured Party will not accept from any Subsidiary of the Borrower any guarantee of any of the Guaranteed Obligations unless such guarantor simultaneously guarantees the payment of all of the Guaranteed Obligations owed to all Secured Parties, and (ii) such Secured Party will not hold, take, accept or obtain any Lien upon any assets of any Obligor or any Subsidiary of the Borrower to secure the payment and performance of the Secured Obligations except and to the extent that such Lien is in favor of the Collateral Agent pursuant to this Agreement or another Security Document to which the Collateral Agent is a party for the benefit of all of the Secured Parties as provided herein.

Anything in this Section 5, or any other provision of this Agreement, to the contrary notwithstanding, this Agreement shall be inapplicable to any debtor-in-possession financing that may be provided by any Secured Party to the Borrower or any of its Subsidiaries in any Federal or state bankruptcy or insolvency proceeding, and no consent or approval of any other Secured Party shall be required as a condition to the provision by any Secured Party of any such financing, and no other Secured Party shall be entitled to share in any Lien upon any Collateral granted to any Secured Party to secure repayment of such debtor-in-possession financing; provided, that no Secured Party shall be barred from objecting to any such financing on the basis of adequate protection or any other grounds.

5.02         Turnover of Collateral.  If a Secured Party acquires custody, control or possession of any Collateral or the Proceeds therefrom, other than pursuant to the terms of this Agreement or on account of any payment that is not expressly prohibited hereby, such Secured Party shall promptly (but in any event within five (5) Business Days) cause such Collateral or Proceeds to be Delivered in accordance with the provisions of this Agreement.  Until such time as such Secured Party shall have complied with the provisions of the immediately preceding sentence, such Secured Party shall be deemed to hold such Collateral and Proceeds in trust for the benefit of the Collateral Agent.

5.03         Cooperation of Secured Parties.  Each Secured Party will cooperate with the Collateral Agent and with each other Secured Party in the enforcement of the Liens upon the Collateral and otherwise in order to accomplish the purposes of this Agreement and the Security Documents.

5.04         Limitation upon Certain Independent Actions by Secured Parties.  No Secured Party shall have any right to institute any action or proceeding to enforce any term or provision of the Security Documents or to enforce any of its rights in respect of the Collateral or to exercise any other remedy pursuant to the Security Documents or at law or in equity, for the purpose of realizing on the Collateral, or by reason of jeopardy of any Collateral, or for the execution of any trust or power hereunder (collectively, the “Specified Actions”), unless the Required Secured Parties have delivered written instructions to the Collateral Agent and the Collateral Agent shall have failed to act in accordance with such instructions within thirty (30) days thereafter.  In such case but not otherwise, the Required Secured Parties may appoint one Person to act on behalf of the Secured Parties solely to take any of the Specified Actions (the “Appointed Party”), and, upon the acceptance of its appointment as Appointed Party, the Appointed Party shall be entitled to commence proceedings in any court of competent jurisdiction or to take any other Specified Actions as the Collateral Agent might have taken pursuant to this Agreement or the Security Documents (in accordance with the directions of the Required Secured Parties).  All parties hereto hereby acknowledge and agree that should the Appointed Party act in accordance with this provision, the Appointed Party shall be delegated the authority to take such Specified Actions (without any further action necessary on the part of any Person), and that such Appointed Party will have all the rights, remedies, benefits and powers as are granted to the Collateral Agent pursuant hereto or pursuant to any Security Documents with respect to such Specified Actions, in each case, to the extent permitted by applicable law; provided, that, notwithstanding anything to the contrary herein or in any other Loan Document, in no event shall the Collateral Agent be liable to any Person or be responsible for any loss, claim, damage, liability and/or expense arising out of, related to, in connection with, or as a result of any actions taken by such Appointed Party and in no event shall this provision limit any of the rights, powers, privileges, remedies or benefits of the Collateral Agent under the Loan Documents in any respect.

5.05         No Challenges.  In no event shall any Secured Party take any action to challenge, contest or dispute the validity, extent, enforceability, or priority of the Collateral Agent’s Liens hereunder or under any other Security Document with respect to any of the Collateral, or that would have the effect of invalidating any such Lien or support any Person who takes any such action.  Each of the Secured Parties agrees that it will not take any action to challenge, contest or dispute the validity, enforceability or secured status of any other Secured Party’s claims against any Obligor (other than any such claim resulting from a breach of this Agreement by a Secured Party, or any challenge, contest or dispute alleging arithmetical error in the determination of a claim), or that would have the effect of invalidating any such claim, or support any Person who takes any such action.

5.06         Rights of Secured Parties as to Secured Obligations.  Notwithstanding any other provision of this Agreement, the right of each Secured Party to receive payment of the Secured Obligations held by such Secured Party when due (whether at the stated maturity thereof, by acceleration or otherwise), as expressed in any instrument evidencing or agreement governing such Secured Obligations, or to institute suit for the enforcement of such payment on or after such due date, and the obligation of the Obligors to pay their respective Secured Obligations when due, shall not be impaired or affected without the consent of such Secured Party as required in accordance with the Debt Documents to which such Secured Party is a party or its Secured Obligations are bound; provided that, notwithstanding the foregoing, each Secured Party agrees that it will not attempt to exercise remedies with respect to any Collateral except as provided in this Agreement or, in the case of the Revolving Administrative Agent, law.

5.07         General Application.  This Section 5 shall be applicable both before and after the institution of any Insolvency Proceeding involving Borrowers or any other Obligor, including without limitation, the filing of any petition by or against any Borrower or any other Obligor under the Bankruptcy Code, or any other Insolvency Law, and all converted or succeeding cases in respect thereof, and all references herein to any Borrower or any other Obligor shall be deemed to apply to the trustee for such Borrower or such other Obligor and such Borrower or such other Obligor as debtor-in-possession. The relative rights of the Secured Parties in or to any distributions from or in respect of any Collateral or proceeds of Collateral shall continue after the institution of any Insolvency Proceeding involving any Borrower or any other Obligor on the same basis as prior to the date of such institution. This Section 5 is a “subordination agreement” under section 510(a) of the Bankruptcy Code and shall be enforceable in any Insolvency Proceeding.

Section 6.          [Reserved].

Section 7.          Covenants of the Obligors.  In furtherance of the grant of the security interest pursuant to Section 4, each Obligor hereby agrees with the Collateral Agent for the benefit of the Secured Parties as follows:

7.01         Delivery and Other Perfection.

(a)       With respect to any Portfolio Investment or other Collateral as to which physical possession by the Collateral Agent or the Custodian is required in order for such Portfolio Investment or Collateral to have been “Delivered”, such Obligor shall take such actions as shall be necessary to effect Delivery thereof on or prior to the Effective Date and within ten (10) Business Days, after the acquisition thereof by an Obligor with respect to any such Portfolio Investment or Collateral acquired after the Effective Date.  Notwithstanding anything to the contrary contained herein, if any instrument, promissory note, agreement, document or certificate held by the Custodian is destroyed or lost not as a result of any action of the Borrower, then: (i) in the case of any Investment in Indebtedness other than a Noteless Assigned Loan, if such destroyed or lost document is an original promissory note registered in the name of an Obligor, such original promissory note shall constitute an “Undelivered Note” and the Borrower shall have up to twenty (20) Business Days from the date when any Tennenbaum Party has knowledge of such loss or destruction to deliver to the Custodian a replacement promissory note and comply with the requirements of paragraph (1)(c)(x) of Schedule 1.01(d) to the Revolving Credit Agreement; provided, that during such twenty (20) Business Day period the limitations under paragraph (1)(a)(i) and (ii) of Schedule 1.01(d) to the Revolving Credit Agreement shall apply; and (ii) in the case of any Noteless Assigned Loans, if such destroyed instrument or document is an original transfer document or instrument relating to such Noteless Assigned Loan, the Borrower shall have up to twenty (20) Business Days from the date when any Tennenbaum Party has knowledge of such loss or destruction to deliver to the Custodian a replacement instrument or document and comply with the requirements of paragraph (1)(c)(x) of Schedule 1.01(d) to the Revolving Credit Agreement.  As to all other Collateral, such Obligor shall cause the same to be Delivered within three (3) Business Days of the acquisition thereof, provided that Delivery shall not be required with respect to (1) accounts of the type described in clauses (A) and (B) of Section 7.06 to the extent set forth therein, and (2) immaterial assets so long as (x) such assets are not included in the Borrowing Base, (y) the Collateral Agent has a perfected first priority lien (subject to Eligible Liens) on such assets and no other Person exercises NYUCC Control over such assets and such assets have not been otherwise “Delivered” to any other Person, and (z) the aggregate value of all such assets collectively described in this Section 7.01(a)(2) does not at any time exceed $75,000.  In addition, and without limiting the generality of the foregoing, each Obligor shall promptly from time to time give, execute, deliver, file, record, authorize or obtain all such financing statements, continuation statements, notices, instruments, documents, account control agreements or any other agreements or consents or other papers as may be necessary or as may be reasonably requested by the Collateral Agent to create, preserve, perfect, maintain the perfection of or validate the security interest granted pursuant hereto or to enable the Collateral Agent to exercise and enforce its rights hereunder with respect to such security interest, and without limiting the foregoing, shall:

(i)            keep full and accurate books and records relating to the Collateral in all material respects and (to the extent reasonably necessary to create, perfect or maintain the priority of any liens granted to the Collateral Agent in such Collateral) stamp or otherwise mark such books and records in such a manner as the Collateral Agent may reasonably require in order to reflect the security interests granted by this Agreement);

(ii)           permit representatives of the Collateral Agent, upon reasonable notice, at any time during normal business hours, to inspect and make abstracts from its books and records pertaining to the Collateral, and permit representatives of the Collateral Agent to be present at such Obligor’s place of business to receive copies of communications and remittances relating to the Collateral, and forward copies of any notices or communications received by such Obligor with respect to the Collateral, all in such manner as the Collateral Agent may reasonably require;

(iii)          take all actions necessary to ensure the recordation of appropriate evidence of the liens and security interest granted hereunder in the Intellectual Property with any Intellectual Property registry in which said Intellectual Property is registered or in which an application for registration is pending including, without limitation, the United States Patent and Trademark Office and the United States Copyright Office; and

(iv)          at the Collateral Agent’s request, appear in and defend any action or proceeding that may affect such Obligor’s title to or the Collateral Agent’s security interest in all or any part of the Intellectual Property included in the Collateral.

(b)      Unless released from the Collateral pursuant to Section 10.03(e) or (f), once any Portfolio Investment has been Delivered, the Obligors shall not take or permit any action that would result in such Portfolio Investment no longer being Delivered hereunder and shall promptly from time to time give, execute, deliver, file, record, authorize or obtain all such financing statements, continuation statements, notices, instruments, documents, account control agreements or any other agreements or consents or other papers as may be necessary or desirable in the judgment of the Collateral Agent to continue the Delivered status of any Collateral.  Without limiting the generality of the foregoing, the Obligors shall not terminate any arrangement with the Custodian unless and until a successor Custodian reasonably satisfactory to the Collateral Agent has been appointed and has executed all documentation necessary to continue the Delivered status of the Collateral, which documentation shall be in form and substance satisfactory to the Collateral Agent.

7.02         Name; Jurisdiction of Organization, Etc.  Each Obligor agrees that (a) without providing at least thirty (30) days prior written notice to the Collateral Agent (or such shorter period as may be approved by the Collateral Agent in its sole discretion), such Obligor will not change its name, its place of business or, if more than one, chief executive office, or its mailing address or organizational identification number if it has one, (b) if such Obligor does not have an organizational identification number and later obtains one, such Obligor will forthwith notify the Collateral Agent of such organizational identification number, and (c) such Obligor will not change its type of organization, jurisdiction of organization or other legal structure unless such change is specifically permitted hereby or by the Revolving Credit Agreement (as long as any of the Revolving Credit Agreement Obligations are outstanding (other than unasserted contingent indemnity obligations)) and such Obligor provides the Collateral Agent with at least thirty (30) days prior written notice of such permitted change (or such shorter period as may be approved by the Collateral Agent in its sole discretion).

7.03         Other Liens, Financing Statements or Control.  Except as otherwise permitted under Section 6.02 of the Revolving Credit Agreement (as long as any of the Revolving Credit Agreement Obligations are outstanding (other than unasserted contingent indemnity obligations)), and the applicable provisions of each other Debt Document, the Obligors shall not (a) create or suffer to exist any Lien upon or with respect to any Collateral, (b) file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to any of the Collateral in which the Collateral Agent is not named as the sole Collateral Agent for the benefit of the Secured Parties, or (c) cause or permit any Person other than the Collateral Agent to have NYUCC Control of any Deposit Account, Electronic Chattel Paper, Investment Property or Letter-of-Credit Right constituting part of the Collateral.

7.04         Transfer of Collateral.  Except as otherwise permitted under the Revolving Credit Agreement and the other Debt Documents, the Obligors shall not sell, transfer, assign, license or grant an option or otherwise dispose of any Collateral.

7.05         Additional Subsidiary Guarantors.  As contemplated by the Revolving Credit Agreement, new Subsidiaries (other than a Financing Subsidiary) of the Borrower formed or acquired by the Borrower after the date hereof, existing Subsidiaries of the Borrower that after the date hereof cease to constitute Financing Subsidiaries under the Revolving Credit Agreement, and any other Person that otherwise becomes a Subsidiary (other than a Financing Subsidiary) within the meaning of the definition thereof, are required to become a “Subsidiary Guarantor” under this Agreement, by executing and delivering to the Collateral Agent a Guarantee Assumption Agreement in the form of Exhibit A hereto.  Accordingly, upon the execution and delivery of any such Guarantee Assumption Agreement by any such Subsidiary, such Subsidiary shall automatically and immediately, and without any further action on the part of any Person, become a “Subsidiary Guarantor” and an “Obligor” for all purposes of this Agreement, and Annexes 2.05, 2.07, 2.08, 2.09, 2.10 and 2.11 hereto shall be deemed to be supplemented in the manner specified in such Guarantee Assumption Agreement.  In addition, upon execution and delivery of any such Guarantee Assumption Agreement, the new Subsidiary Guarantor makes the representations and warranties set forth in Section 2 as of the date of such Guarantee Assumption Agreement and shall be permitted to update the Annexes with respect to such Subsidiary.

7.06         Control Agreements.  No Obligor shall open or maintain any account with any bank, securities intermediary or commodities intermediary (other than (A) any Agency Account (as defined in the Revolving Credit Agreement), (B) any such accounts which hold solely money or financial assets of a Financing Subsidiary, (C) withholding tax and fiduciary accounts or any trust account maintained solely on behalf of a Portfolio Investment, and (D) any account in which the aggregate value of deposits therein, together with all other such accounts under this clause (D), does not at any time exceed $75,000, provided that in the case of each of the foregoing clauses (A) through (D), no other Person (other than the depository institution at which such account is maintained) shall have NYUCC Control over such account and such account shall not have been otherwise “Delivered” to any other Person) unless such Obligor has notified the Collateral Agent of such account and the Collateral Agent has NYUCC Control over such account pursuant to a control agreement in form and substance reasonably satisfactory to the Collateral Agent.

7.07         Revolving Credit Agreement.  Each Subsidiary Guarantor agrees to perform, comply with and be bound by the covenants of the Revolving Credit Agreement (as long as any of the Revolving Credit Agreement Obligations are outstanding (other than unasserted contingent indemnity obligations)) (which provisions are incorporated herein by reference), applicable to such Subsidiary Guarantor as if each Subsidiary Guarantor were a signatory to the Revolving Credit Agreement.

7.08         Pledged Equity Interests.

(a)           In the event any Obligor acquires rights in any Pledged Equity Interest after the Effective Date or any Excluded Equity Interest held by any Obligor becomes a Pledged Equity Interest after the Effective Date because it ceases to constitute an Excluded Equity Interest, such Obligor shall promptly deliver to the Collateral Agent a completed Pledge Supplement, together with all supplements to Annexes thereto, reflecting such new Pledged Equity Interests. Notwithstanding the foregoing, it is understood and agreed that the security interest of the Collateral Agent shall attach to all Pledged Equity Interests immediately upon any Obligor’s acquisition of rights therein and shall not be affected by the failure of any Obligor to deliver a supplement to Annex 2.07 as required hereby;

(b)           Without the prior written consent of the Collateral Agent, no Obligor shall vote to enable or take any other action to: (a) amend or (other than in connection with a liquidation permitted under Section 6.03 of the Revolving Credit Agreement and under each other Debt Document) terminate any partnership agreement, limited liability company agreement, certificate of incorporation, by-laws or other organizational documents in any way that materially and adversely changes the rights of such Obligor with respect to any Pledged Equity Interest or that adversely affects the validity, perfection or priority of the Collateral Agent’s security interest or the ability of the Collateral Agent to exercise its rights and remedies under this Agreement with respect to such Pledged Equity Interest, (b) other than as permitted under the Revolving Credit Agreement and each other Debt Document, permit any issuer of any Pledged Equity Interest to dispose of all or a material portion of their assets, or (c) cause any issuer of any Pledged Equity Interests which are interests in a partnership or limited liability company and which are not securities (for purposes of the NYUCC) on the date hereof or the date acquired (if later) to elect or otherwise take any action to cause such Pledged Equity Interests to be treated as securities for purposes of the NYUCC; except if such Obligor shall promptly notify the Collateral Agent in writing of any such election or action and, in such event, shall take all steps necessary or advisable in the Collateral Agent’s reasonable discretion to establish the Collateral Agent’s NYUCC Control thereof;

(c)           Each Obligor consents to the grant by each other Obligor of a security interest in all Pledged Equity Interests to the Collateral Agent and, without limiting the foregoing, consents to the transfer of any Pledged Equity Interest to the Collateral Agent or its nominee following the occurrence and during the continuation of an Event of Default and to the substitution of the Collateral Agent or its nominee as a partner in any partnership or as a member in any limited liability company with all the rights and powers related thereto; and

(d)           All Pledged Interests that are Equity Interests of Subsidiaries shall at all times be Delivered.

7.09         Voting Rights, Dividends, Etc. in Respect of Pledged Interests.

(a)           So long as no Event of Default shall have occurred and be continuing:

(i)            each Obligor may exercise or refrain from exercising any and all voting and other consensual rights pertaining to any Pledged Interests for any purpose not inconsistent with the terms of this Agreement or any Debt Document, other than in any way that could reasonably be expected to adversely affect in any material respect the value, liquidity or marketability of any Collateral or the creation, perfection and priority of the Collateral Agent’s Lien or the ability of the Collateral Agent to exercise its rights and remedies under this Agreement with respect to such Pledged Interest;

(ii)           each of the Obligors may receive and retain any and all dividends, interest or other distributions paid in respect of the Pledged Interests to the extent permitted by the Debt Documents; provided, however, that (except with respect to any Pledged Interest that is also a Portfolio Investment) any and all (A) dividends and interest paid or payable other than in cash in respect of, and Instruments and other property received, receivable or otherwise distributed in respect of or in exchange for, any Pledged Interests, (B) dividends and other distributions paid or payable in cash in respect of any Pledged Interests in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in surplus, and (C) cash paid, payable or otherwise distributed in redemption of, or in exchange for, any Pledged Interests, together with any dividend, interest or other distribution or payment which at the time of such payment was not permitted by the Debt Documents, shall constitute Collateral, be Delivered hereunder and remain subject to the Lien of the Collateral Agent to hold as Pledged Interests, and shall, if received by any of the Obligors, be received in trust for the benefit of the Collateral Agent, shall be segregated from the other property or funds of the Obligors, and shall be forthwith delivered to the Collateral Agent in the exact form received with any necessary indorsement and/or appropriate stock powers duly executed in blank, to be held by the Collateral Agent as Pledged Interests and as further collateral security for the Secured Obligations; provided that the Obligors shall be permitted to take any action with respect to cash described in clauses (B) and (C) not prohibited by the other Debt Documents; and

(iii)          the Collateral Agent will execute and deliver (or cause to be executed and delivered) to any Obligor all such proxies and other instruments as such Obligor may reasonably request for the purpose of enabling such Obligor to exercise the voting and other rights which it is entitled to exercise pursuant to Section 7.09(a)(i) hereof and to receive the dividends, interest and/or other distributions which it is authorized to receive and retain pursuant to Section 7.09(a)(ii) hereof.

(b)           Automatically upon the occurrence and during the continuance of an Event of Default:

(i)            all rights of each Obligor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 7.09(a)(i) hereof, and to receive the dividends, distributions, interest and other payments that it would otherwise be authorized to receive and retain pursuant to Section 7.09(a)(ii) hereof, shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise such voting and other consensual rights and to receive and hold as Pledged Interests such dividends, distributions and interest payments;

(ii)           the Collateral Agent is authorized to notify each debtor with respect to the Pledged Debt or other Portfolio Investments to make payment directly to the Collateral Agent (or its designee) and may collect any and all moneys due or to become due to any Obligor in respect of the Pledged Debt or other Portfolio Investments, and each of the Obligors hereby authorizes each such debtor to make such payment directly to the Collateral Agent (or its designee) without any duty of inquiry;

(iii)          without limiting the generality of the foregoing, the Collateral Agent may at its option exercise any and all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining to any of the Pledged Interests or any Portfolio Investments as if it were the absolute owner thereof, including, without limitation, the right to exchange, in its discretion, any and all of the Pledged Interests or any Portfolio Investments upon the merger, consolidation, reorganization, recapitalization or other adjustment of any issuer thereof, or upon the exercise by any such issuer of any right, privilege or option pertaining to any Pledged Interests or any Portfolio Investments, and, in connection therewith, to deposit and deliver any and all of the Pledged Interests or any Portfolio Investments with any committee, depository, transfer agent, registrar or other designated agent upon such terms and conditions as it may determine; and

(iv)          all dividends, distributions, interest and other payments that are received by any of the Obligors contrary to the provisions of Section 7.09(b)(i) hereof shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of the Obligors, and shall be forthwith paid over to the Collateral Agent as Pledged Interests in the exact form received with any necessary indorsement and/or appropriate stock powers duly executed in blank, to be held by the Collateral Agent as Pledged Interests and as further collateral security for the Secured Obligations.

7.10         Commercial Tort Claims.  Each Obligor agrees that with respect to any Commercial Tort Claim in excess of $100,000 individually hereafter arising it shall deliver to the Collateral Agent a completed Pledge Supplement, together with all supplements to Annexes thereto, identifying such new Commercial Tort Claims.

7.11         Intellectual Property.  Each Obligor hereby covenants and agrees as follows:

(a)           it shall not do any act or omit to do any act whereby any of the Intellectual Property which such Obligor determines in its reasonable business judgment is material to the business of such Obligor may lapse, or become abandoned, dedicated to the public, or unenforceable, or which would adversely affect the validity, grant, or enforceability of the security interest granted therein;

(b)           it shall not, with respect to any Trademarks which such Obligor determines in its reasonable business judgment are material to the business of such Obligor, cease the use of any of such Trademarks or fail to maintain the level of the quality of products sold and services rendered under any such Trademarks at a level which such Obligor determines in its reasonable business judgment to be appropriate to maintain the value of such Trademarks, and each Obligor shall take all steps reasonably necessary to ensure that licensees of such Trademarks use such consistent standards of quality;

(c)           it shall promptly notify the Collateral Agent if it knows or has reason to know that any item of the Intellectual Property that is material to the business of any Obligor may become (a) abandoned or dedicated to the public or placed in the public domain, (b) invalid or unenforceable, or (c) subject to any adverse determination or development (including the institution of proceedings) in any action or proceeding in the United States Patent and Trademark Office, the United States Copyright Office, any state registry, any foreign counterpart of the foregoing, or any court, other than in the ordinary course of prosecuting and/or maintaining the applications or registrations of such Intellectual Property;

(d)           it shall take all reasonable steps in the United States Patent and Trademark Office, the United States Copyright Office, any state registry or any foreign counterpart of the foregoing, to pursue any application and maintain any registration of each Trademark, Patent, and Copyright owned by any Obligor that such Obligor determines in its reasonable business judgment is material to its business which is now or shall become included in the Intellectual Property Collateral;

(e)           in the event that it has knowledge that any Intellectual Property owned by or exclusively licensed to any Obligor is infringed, misappropriated, or diluted by a third party, such Obligor shall, except as it determines otherwise in its reasonable business judgment, promptly take all reasonable actions to stop such infringement, misappropriation, or dilution and protect its rights in such Intellectual Property including, but not limited to, the initiation of a suit for injunctive relief and to recover damages;

(f)           it shall promptly (but in no event more than thirty (30) days after any Obligor obtains knowledge thereof) report to the Collateral Agent (i) the filing by or on behalf of such Obligor of any application to register any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office, or any state registry or foreign counterpart of the foregoing and (ii) the registration of any Intellectual Property owned by such Obligor by any such office, in each case by executing and delivering to the Collateral Agent a completed Pledge Supplement, together with all supplements to Annexes thereto;

(g)           it shall, promptly upon the reasonable request of the Collateral Agent, execute and deliver to the Collateral Agent any document required to acknowledge, confirm, register, record, or perfect the Collateral Agent’s interest in any part of the Intellectual Property Collateral, whether now owned or hereafter acquired by or on behalf of such Obligor, including, without limitation, intellectual property security agreements in the form of Exhibit B hereto;

(h)           it shall hereafter use commercially reasonable efforts so as not to permit the inclusion in any contract to which it hereafter becomes a party of any provision that could or might in any way materially impair or prevent the creation of a security interest in, or the assignment of, such Obligor’s rights and interests in any property included within the definitions of any Intellectual Property acquired under such contracts;

(i)            it shall take all steps reasonably necessary to protect the secrecy of all Trade Secrets, including, without limitation, entering into confidentiality agreements with its employees and labeling and restricting access to secret information and documents; and

(j)            it shall continue to collect, at its own expense, all amounts due or to become due to such Obligor in respect of the Intellectual Property Collateral or any portion thereof.  In connection with such collections, each Obligor may take (and, while an Event of Default exists, at the Collateral Agent’s reasonable direction, shall take) such action as such Obligor or the Collateral Agent may deem reasonably necessary or advisable to enforce collection of such amounts.  Notwithstanding the foregoing, while an Event of Default exists, the Collateral Agent shall have the right at any time, to notify, or require any Obligor to notify, any obligors with respect to any such amounts of the existence of the security interest created hereby.

Section 8.          Acceleration Notice; Remedies; Distribution of Collateral.

8.01         Notice of Acceleration.  Upon receipt by the Collateral Agent of a written notice from any Secured Party which (i) expressly refers to this Agreement, (ii) describes an event or condition which has occurred and is continuing and (iii) expressly states that such event or condition constitutes an Acceleration as defined herein, the Collateral Agent shall promptly notify each other party hereto (other than Obligors) of the receipt and contents thereof (any such notice is referred to herein as a “Acceleration Notice”).

8.02         Preservation of Rights.  The Collateral Agent shall not be required to take steps necessary to preserve any rights against prior parties to any of the Collateral.

8.03         Events of Default, Etc.  During the period during which an Event of Default shall have occurred and be continuing:

(a)           each Obligor shall, at the request of the Collateral Agent, assemble the Collateral owned by it at such place or places, reasonably convenient to both the Collateral Agent and such Obligor, designated in the Collateral Agent’s request;

(b)           the Collateral Agent may make any reasonable compromise or settlement deemed desirable with respect to any of the Collateral and may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, any of the Collateral;

(c)           the Collateral Agent shall have all of the rights and remedies with respect to the Collateral of a secured party under the Uniform Commercial Code (whether or not the Uniform Commercial Code is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted, including the right, to the fullest extent permitted by applicable law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if the Collateral Agent were the sole and absolute owner thereof (and each Obligor agrees to take all such action as may be appropriate to give effect to such right);

(d)           the Collateral Agent in its discretion may, in its name or in the name of any Obligor or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral, but shall be under no obligation to do so; and

(e)           the Collateral Agent may, upon reasonable prior notice (provided that at least ten (10) Business Days’ prior notice shall be deemed to be reasonable) to the Obligors of the time and place (or, if such sale is to take place on the NYSE or any other established exchange or market, prior to the time of such sale or other disposition), with respect to the Collateral or any part thereof which shall then be or shall thereafter come into the possession, custody or control of the Collateral Agent, the other Secured Parties or any of their respective agents, sell, assign or otherwise dispose of all or any part of such Collateral, at such place or places as the Collateral Agent deems appropriate, and for cash or for credit or for future delivery (without thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except such notice as is required above or by applicable statute and cannot be waived), and the Collateral Agent or any other Secured Party or anyone else may be the purchaser, assignee or recipient of any or all of the Collateral so disposed of at any public sale (or, to the extent permitted by law, at any private sale) and thereafter, to the fullest extent permitted by law, hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of the Obligors, any such demand, notice and right or equity being hereby expressly waived and released, to the fullest extent permitted by law.

The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned.

The proceeds of each collection, sale or other disposition under this Section 8.03 shall be applied in accordance with Section 8.06.

The Obligors recognize that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof.  The Obligors acknowledge that any such private sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agree that to the extent any such private sale is conducted by the Collateral Agent in a commercially reasonable manner, the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Collateral for the period of time necessary to permit the Obligors, or the issuer thereof, to register it for public sale.

8.04         Deficiency. If the proceeds of sale, collection or other realization of or upon the Collateral pursuant to Section 8.03 are insufficient to cover the costs and expenses of such realization and the payment in full of the Secured Obligations, the Obligors shall remain liable for any such deficiency.

8.05         Private Sale.  The Collateral Agent and the Secured Parties shall incur no liability as a result of the sale of the Collateral, or any part thereof, at any private sale pursuant to Section 8.03 conducted in a commercially reasonable manner.  Each Obligor hereby waives any claims against the Collateral Agent or any other Secured Party arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the Collateral Agent accepts the first offer received and does not offer the Collateral to more than one offeree, so long as such private sale was conducted in a commercially reasonable manner.

8.06         Application of Proceeds.  Except as otherwise herein expressly provided, after the occurrence and during the continuance of an Event of Default and pursuant to the exercise of any remedies under this Section 8, the proceeds of any collection, sale or other realization of all or any part of the Collateral of any Obligor (including any other cash of any Obligor at the time held by the Collateral Agent under this Agreement) shall be applied by the Collateral Agent as follows:

First, to the payment of costs and expenses of such collection, sale or other realization, including reasonable out-of-pocket costs and expenses of the Collateral Agent and the reasonable fees and expenses of its agents and counsel, and all expenses incurred and advances made by the Collateral Agent in connection therewith;

Second, to the payment of any fees and other amounts then owing by such Obligor to the Collateral Agent in its capacity as such;

Third, to the payment of the Secured Obligations of such Obligor then due and payable, in each case to each Secured Party ratably in accordance with the amount of Secured Obligations then due and payable to such Secured Party (it being understood that, for the purposes hereof (i) the outstanding principal amount of the loans and other obligations under the Revolving Credit Agreement shall be deemed then due and payable whether or not any Acceleration of such loans and other obligations has occurred, and (ii) the outstanding  amount of Hedging Agreement Obligations under Hedging Agreements shall be the then actual amount due and payable thereunder (and not as cover or cash collateral) for margin payments, termination payments and fees); and

Fourth, after application as provided in clauses “First”, “Second”, and “Third” above, to the payment to the respective Obligor, or their respective successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining.

For the avoidance of doubt, payments made pursuant to Section 2.08(b), (c) or (d) of the Revolving Credit Agreement (or any analogous provisions in any amendment, modification, supplement, amendment, restatement, extension, refinancing or replacement thereof) shall not be subject to this Section 8.06 or to Section 5.02, unless the Collateral Agent, after the occurrence and continuation of an Event of Default, has directed the actions giving rise to such payments.

In making the allocations required by this Section 8, the Collateral Agent may rely upon its records and information supplied to it pursuant to Section 9.02, and the Collateral Agent shall have no liability to any of the other Secured Parties for actions taken in reliance on such information, except to the extent of its gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Collateral Agent may, in its sole discretion, at the time of any application under this Section 8, withhold all or any portion of the proceeds otherwise to be applied to the Secured Obligations as provided above and maintain the same in a segregated cash collateral account in the name and under the exclusive NYUCC Control of the Collateral Agent, to the extent that it in good faith believes that the information provided to it pursuant to Section 9.02 is either incomplete or inaccurate and that application of the full amount of such proceeds to the Secured Obligations would be disadvantageous to any Secured Party.  All distributions made by the Collateral Agent pursuant to this Section 8 shall be final (subject to any decree of any court of competent jurisdiction), and the Collateral Agent shall have no duty to inquire as to the application by the other Secured Parties of any amounts distributed to them.

Excluded Swap Obligations with respect to any Subsidiary Guarantor shall not be paid with amounts received from such Subsidiary Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Obligors to preserve the allocation to Secured Obligations otherwise set forth above in this Section 8.06.

8.07         Attorney-in-Fact.  Without limiting any rights or powers granted by this Agreement to the Collateral Agent while no Event of Default has occurred and is continuing, upon the occurrence and during the continuance of any Event of Default, the Collateral Agent is hereby appointed the attorney-in-fact of each Obligor for the purpose of carrying out the provisions of this Section 8 and taking any action and executing any instruments which the Collateral Agent may reasonably deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest.  Without limiting the generality of the foregoing, so long as the Collateral Agent shall be entitled under this Section 8 to make collections in respect of the Collateral, the Collateral Agent shall have the right and power to receive, endorse and collect all checks made payable to the order of any Obligor representing any dividend, payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same.

8.08         Grant of Intellectual Property License.  For the purpose of enabling the Collateral Agent, upon the occurrence and during the continuance of an Event of Default, to exercise rights and remedies hereunder at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Obligor hereby grants to the Collateral Agent, if and only to the extent of such Obligor’s rights to grant the same, an irrevocable, non-exclusive license to use, assign, license or sublicense any of the Intellectual Property Collateral (other than any Excluded Assets) now owned or hereafter acquired by such Obligor (exercisable without payment of royalty or other compensation to such Obligor).  Such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.  If any Event of Default shall have occurred and be continuing, upon the written demand of the Collateral Agent, each Obligor shall execute and deliver to the Collateral Agent an assignment or assignments of any registered Patents, Trademarks (including goodwill) and/or Copyrights and such other documents as are necessary or appropriate to carry out the intent and purposes hereof.

Section 9.          The Collateral Agent.

9.01         Appointment; Powers and Immunities.  Each Revolving Lender and the Revolving Administrative Agent hereby irrevocably appoints ING as its agent hereunder and authorizes ING to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms of this Agreement, together with such actions and powers as are reasonably incidental thereto.  Without limiting the generality of the foregoing, it is understood that such powers authorize the Collateral Agent to enter into the agreements and the other documents contemplated by Section 5.08(c) of the Revolving Credit Agreement on behalf of itself and the other Secured Parties hereunder.  The Collateral Agent (which term as used in this sentence and in Section 9.06 and the first sentence of Section 9.07 shall include reference to its Affiliates and its own and its Affiliates’ officers, directors, employees and agents):

(a)           shall have no duties or obligations except those expressly set forth in this Agreement and shall not by reason of this Agreement be a trustee for, a fiduciary with respect to or subject to any other implied duties with respect to, the Revolving Administrative Agent or any Revolving Lender regardless of whether a Default has occurred and is continuing;

(b)           shall not be responsible to the Revolving Lenders or the Revolving Administrative Agent for or have any duty to ascertain or inquire into any recitals, statements, representations or warranties contained in or made in connection with this Agreement or in any notice delivered hereunder, or in any other certificate, report or other document referred to or provided for in, or received by it under, this Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other agreement, instrument or document referred to or provided for herein or therein or for any failure by the Obligors or any other Person to perform or observe any of its obligations hereunder;

(c)           shall not be required to initiate or conduct any litigation or collection proceedings hereunder except, subject to Section 9.07, for any such litigation or proceedings relating to the enforcement of the guarantee set forth in Section 3, or the Liens created pursuant to Section 4; and

(d)           shall not be responsible for any action taken or not taken by it hereunder or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.

9.02         Information Regarding Secured Parties.  The Borrower will at such times and from time to time as shall be reasonably requested by the Collateral Agent supply a list in form and detail reasonably satisfactory to the Collateral Agent setting forth the amount of the Secured Obligations held by each Secured Party (excluding, so long as ING is both the Collateral Agent and the Revolving Administrative Agent, the Revolving Credit Agreement Obligations) as at a date specified in such request.  The Collateral Agent shall provide any such list to any Secured Party upon request.  The Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, such information, and such information shall be conclusive and binding for all purposes of this Agreement, except to the extent the Collateral Agent shall have been notified by a Secured Party in writing that such information as set forth on any such list is inaccurate or in dispute between such Secured Party and the Borrower.

9.03         Reliance by Collateral Agent.  The Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other communication (including any thereof by telephone, telecopy, telex, telegram, cable or electronic mail) believed by it to be genuine and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Collateral Agent.  As to any matters not expressly provided for by this Agreement, the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by (i) the Required Secured Parties or (ii) where expressly permitted for in Section 10.03, the Required Revolving Lenders, and such instructions of (i) the Required Secured Parties or (ii) where expressly permitted for in Section 10.03, the Required Revolving Lenders, and any action taken or failure to act pursuant thereto shall be binding on all of the Secured Parties.  If in one or more instances the Collateral Agent takes any action or assumes any responsibility not specifically delegated to it pursuant to this Agreement, neither the taking of such action nor the assumption of such responsibility shall be deemed to be an express or implied undertaking on the part of the Collateral Agent that it will take the same or similar action or assume the same or similar responsibility in any other instance.

9.04         Rights as a Secured Party.  With respect to its obligation to extend credit under the Revolving Credit Agreement, ING (and any successor acting as Collateral Agent) in its capacity as a Revolving Lender under the Revolving Credit Agreement shall have the same rights and powers hereunder as any other Secured Party and may exercise the same as though it were not acting as Collateral Agent, and the term “Secured Party” or “Secured Parties” shall, unless the context otherwise indicates, include the Collateral Agent in its individual capacity.  ING (and any successor acting as Collateral Agent) and its Affiliates may (without having to account therefor to any other Secured Party) accept deposits from, lend money to, make investments in and generally engage in any kind of banking, trust or other business with any of the Obligors (and any of their Subsidiaries or Affiliates) as if it were not acting as Collateral Agent, and ING and its Affiliates may accept fees and other consideration from any of the Obligors for services in connection with this Agreement or otherwise without having to account for the same to the other Secured Parties.

9.05         Indemnification.  Each Revolving Lender and the Revolving Administrative Agent (but only to the extent the Revolving Administrative Agent and the Collateral Agent are not the same Person), severally agrees to indemnify the Collateral Agent and each Related Party of the Collateral Agent (each such Person being called an “Indemnitee”) (to the extent not reimbursed under Section 10.04, but without limiting the obligations of the Obligors under Section 10.04) ratably in accordance with the aggregate Secured Obligations held by the Revolving Lenders, for any and all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against any Indemnitee (including by any other Secured Party) arising out of, in connection with, or by reason of any actual or probable claim, litigation, investigation or proceeding, whether based in contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, in connection with or in any way relating to or arising out of this Agreement, any other Debt Documents, or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that the Obligors are obligated to pay under Section 10.04, but excluding, unless an Event of Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents; provided, that such indemnity shall not as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, claims, damages, penalties or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

9.06         Non-Reliance on Collateral Agent and Other Secured Parties.  The Revolving Administrative Agent (and each Revolving Lender by acceptance of the benefits of this Agreement and the other Security Documents) agrees that it has, independently and without reliance on the Collateral Agent or any other Secured Party, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower, the Subsidiary Guarantors and their Subsidiaries and decision to extend credit to the Borrower in reliance on this Agreement and that it will, independently and without reliance upon the Collateral Agent or any other Secured Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under or based on this Agreement and any Debt Document to which it is a party.  Except as otherwise expressly provided herein, the Collateral Agent shall not be required to keep itself informed as to the performance or observance by any Obligor of this Agreement, any other Debt Document or any other document referred to or provided for herein or therein or to inspect the properties or books of any Obligor.  The Collateral Agent shall not have any duty or responsibility to disclose, and shall not be liable for failure to disclose, any information relating to any Obligor or any of its Subsidiaries (or any of their Affiliates) that may come into the possession of the Collateral Agent or any of its Affiliates, except for notices, reports and other documents and information expressly required to be furnished to the other Secured Parties by the Collateral Agent hereunder.

9.07         Failure to Act.  Except for action expressly required of the Collateral Agent hereunder, the Collateral Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall receive further assurances to its satisfaction from the other Secured Parties of their indemnification obligations under Section 9.05 against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Collateral Agent shall not be required to take any action that in the judgment of the Collateral Agent would violate any applicable law.

9.08         Resignation of Collateral Agent.  Subject to the appointment and acceptance of a successor Collateral Agent as provided below, the Collateral Agent may resign at any time by notifying the other Secured Parties and the Obligors.  Upon any such resignation, the Required Secured Parties shall have the right, with the consent of the Borrower not to be unreasonably withheld, conditioned or delayed provided that no such consent shall be required if an Event of Default has occurred and is continuing to appoint a successor Collateral Agent.  If no successor Collateral Agent shall have been so appointed by the Required Secured Parties and shall have accepted such appointment within thirty (30) days after the retiring Collateral Agent gives notice of its resignation, then the retiring Collateral Agent may, on behalf of the other Secured Parties, appoint a successor Collateral Agent, that shall be a financial institution that has an office in New York, New York and has a combined capital and surplus and undivided profits of at least $1,000,000,000.  Upon the acceptance of its appointment as Collateral Agent hereunder by a successor Collateral Agent, such successor Collateral Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations hereunder.  After any retiring Collateral Agent’s resignation hereunder as Collateral Agent, the provisions of this Section 9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Collateral Agent.  The Borrower shall pay to any successor Collateral Agent the fees and charges necessary to induce such successor Collateral Agent to accept its appointment hereunder, such payment to be made as and when invoiced by the successor Collateral Agent.

9.09         Agents and Attorneys-in-Fact.  The Collateral Agent may employ agents and attorneys-in-fact in connection herewith and shall not be responsible in any way for such agents or attorneys-in-fact selected by it in good faith.

Section 10.        Miscellaneous.

10.01       Notices.  All notices, requests, consents and other demands hereunder and other communications provided for herein shall be given or made in writing, (a) to any party hereto, telecopied (to the extent provided in the Revolving Credit Agreement), emailed or delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages to this Agreement (provided that notices to any Subsidiary Guarantor shall be given to such Subsidiary Guarantor care of the Borrower at the address for the Borrower specified herein) or (b) as to any party, at such other address as shall be designated by such party in a written notice to each other party.  All notices to any Revolving Lender that is not a party hereto shall be given to the Revolving Administrative Agent.

10.02       No Waiver.  No failure on the part of the Collateral Agent or any Secured Party to exercise, and no course of dealing with respect to, and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise by the Collateral Agent or any Secured Party of any right, power or remedy, or any abandonment or discontinuance of steps to enforce such right, power or remedy, preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The rights and remedies of the Collateral Agent and the Secured Parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Obligors therefrom shall in any event be effective unless the same shall be permitted by Section 10.03, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

10.03       Amendments to Security Documents, Etc.  Except as otherwise provided in any Security Document, the terms of this Agreement and the other Security Documents may be waived, altered, amended or modified only by an agreement or agreements in writing duly executed and entered into by each Obligor and the Collateral Agent, with the consent of the Required Revolving Lenders (or such higher standard provided in the applicable Loan Documents); provided that:

(a)           no such amendment shall directly and adversely affect the relative rights of any Secured Party as against any other Secured Party without the prior written consent of such first Secured Party;

(b)           without the prior written consent of each of the Revolving Lenders under the Revolving Credit Agreement, the Collateral Agent shall not release all or substantially all of the collateral under the Security Documents or release all or substantially all of the Subsidiary Guarantors from their guarantee obligations under Section 3 hereof prior to the Termination Date (except that if any amounts have become due and payable in respect of Hedging Agreement Obligations, and shall have remained unpaid for thirty (30) or more days, then the prior written consent (voting as a single group) of the holders of a majority in interest of the Hedging Agreement Obligations will also be required to release all or substantially all of such collateral or guarantee obligations, whether before or after the Termination Date);

(c)           without the consent of each of the Secured Parties, no modification, supplement or waiver shall modify the definition of the term “Required Secured Parties” or modify in any other manner the number of percentage of the Secured Parties required to make any determinations or waive any rights under any Security Document;

(d)           without the consent of the Collateral Agent, no modification, supplement or waiver shall modify the terms of Section 9 or this Section 10.03;

(e)           the Collateral Agent is authorized to release any Collateral that is either the subject of a disposition not prohibited under the Revolving Credit Agreement, or to which the Required Revolving Lenders (or such higher standard provided in the applicable Loan Document) shall have consented and will, at the Obligors’ expense, execute and deliver to any Obligor such documents (including any UCC termination statements, lien releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form)) as such Obligor shall reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted hereby; notwithstanding the foregoing, Portfolio Investments constituting Collateral shall be automatically released from the lien of this Agreement, without any action of the Collateral Agent, in connection with any disposition of Portfolio Investments that (i) occurs in the ordinary course of the Borrower’s business and (ii) is not prohibited under any of the Debt Documents;

(f)            the Collateral Agent is authorized to release any Subsidiary Guarantor from any of its guarantee obligations under Section 3 hereof to the extent such Subsidiary is (x) the subject of a disposition not prohibited under the Debt Documents, (y) ceases to be a Subsidiary as a result of a transaction not prohibited under the Debt Documents, or (z) to which the Required Revolving Lenders (or such higher standard provided in the applicable Loan Document) shall have consented, and, upon such release, the Collateral Agent is authorized to release any collateral security granted by such Subsidiary Guarantor hereunder and under the other Security Documents; and

(g)           this Section 10.03 shall be subject to the provisions related to “Defaulting Lenders” in the Revolving Credit Agreement.

Any such amendment or waiver shall be binding upon the Collateral Agent, each Secured Party and each Obligor.  In connection with any release of Collateral from the lien of this Agreement and the other Security Documents, the Collateral Agent shall, within five (5) Business Days of written request by the Borrower (and at the sole cost and expense of the Borrower), (i) execute and deliver termination statements and other releases and instruments (in recordable form if appropriate) that the Collateral Agent reasonably believes is necessary to effect such release and (ii) otherwise take such actions as the Borrower may reasonably request in order to effect the release and transfer of such Collateral.  Notwithstanding the foregoing to the contrary, if the Termination Date shall have occurred with respect to the Revolving Lenders, then the consent rights of the Revolving Lenders under this Section 10.03 shall terminate.

10.04       Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses.  The Obligors hereby jointly and severally agree to reimburse the Collateral Agent and each of the other Secured Parties and their respective Affiliates for all reasonable and documented out-of-pocket fees, costs and expenses incurred by them (including the reasonable fees, charges and disbursements of one outside counsel and of any necessary special and/or local counsel for the Collateral Agent (other than the allocated costs of internal counsel)) in connection with (i) any Event of Default and any enforcement or collection proceeding resulting therefrom, including all manner of participation in or other involvement with (w) performance by the Collateral Agent of any obligations of the Obligors in respect of the Collateral that the Obligors have failed or refused to perform in the time period required under this Agreement, (x) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings of any Obligor, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral, and for the care of the Collateral and defending or asserting rights and claims of the Collateral Agent in respect thereof, by litigation or otherwise, including expenses of insurance, (y) judicial or regulatory proceedings arising from or related to this Agreement and (z) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and (ii) the enforcement of this Section 10.04, and all such costs and expenses shall be Secured Obligations entitled to the benefits of the collateral security provided pursuant to Section 4.

(b)           Indemnification by the Obligors.  The Obligors shall indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee (other than the allocated costs of internal counsel), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder, or (ii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether brought by the Borrower, any Indemnitee or a third party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the willful misconduct or gross negligence of such Indemnitee.  Notwithstanding the foregoing, it is understood and agreed that indemnification for Taxes (as defined in the Revolving Credit Agreement) is subject to the provisions of Section 2.14 of the Revolving Credit Agreement and analogous provisions, if any, in Designated Indebtedness Documents.

Neither the Borrower nor any Obligor shall be liable to any Indemnitee for any special, indirect, consequential or punitive damages (as opposed to direct or actual damages (other than in respect of any such damages incurred or paid by an Indemnitee to a third party)) arising out of, in connection with, or as a result of, this Agreement asserted by an Indemnitee against the Borrower or any other Obligor; provided that the foregoing limitation shall not be deemed to impair or affect the obligations of the Borrower under the preceding provisions of this subsection.

10.05       Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns of the Obligors and the Secured Parties, except that none of the Obligors shall assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each of the Collateral Agent and the Revolving Administrative Agent (and any attempted assignment or transfer by any Obligor without such consent shall be null and void).

10.06       Counterparts; Integration; Effectiveness; Electronic Execution.

(a)           Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and any separate letter agreements with respect to fees payable to the Collateral Agent constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  This Agreement shall become effective when it shall have been executed by the Collateral Agent and when the Collateral Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page to this Agreement by telecopy or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)          Electronic Execution of Assignments.  The words “execution,” “signed,” “signature” shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.07       Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

10.08       Governing Law; Submission to Jurisdiction.

(a)           Governing Law.  This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)           Submission to Jurisdiction.  Each Obligor hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Collateral Agent or any Secured Party may otherwise have to bring any action or proceeding relating to this Agreement against any Obligor or its properties in the courts of any jurisdiction.

(c)           Waiver of Venue.  Each Obligor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section 10.08.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Service of Process.  Each party to this Agreement (i) irrevocably consents to service of process in the manner provided for notices in Section 10.01 and (ii) agrees that service as provided in the manner provided for notices in Section 10.01 is sufficient to confer personal jurisdiction over such party in any proceeding in any court and otherwise constitutes effective and binding service in every respect.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

10.09       WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.09.

10.10       Headings.  Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

10.11       Termination.  Promptly after the Termination Date and receipt of instructions from the Revolving Administrative Agent pursuant to Section 9.15 of the Revolving Credit Agreement, the Collateral Agent shall, on behalf of the Revolving Administrative Agent, the Collateral Agent and the Revolving Lenders, deliver to the Obligors such termination statements and releases and other documents necessary and appropriate to evidence the termination of this Agreement, the Loan Documents, and each of the documents securing the obligations hereunder as the Obligors may reasonably request, all at the sole cost and expense of the Obligors; provided however that the Collateral Agent shall not have any obligation to do so under the circumstances set forth in the parenthetical provision in Section 10.03(b) except to the extent provided therein.

10.12       Confidentiality.  The Collateral Agent acknowledges and agrees that Section 9.13 of the Revolving Credit Agreement will bind the Collateral Agent to the same extent as it binds the Revolving Administrative Agent.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Guarantee, Pledge and Security Agreement to be duly executed and delivered as of the day and year first above written.

SPECIAL VALUE CONTINUATION PARTNERS, LP

By:
Name:
Title:

Address for Notices

Special Value Continuation Partners, LP
c/o Tennenbaum Capital Partners, LLC
2951 28th Street, Suite 1000
Santa Monica, CA 90405
Attention: Howard M. Levkowitz,
Managing Member
Telephone: (310) 566-1004
Facsimile: (310) 566-1010

with a copy to (which shall not constitute notice):

Attention: Elizabeth Greenwood, General Counsel
Telephone: (310) 566-1043
Facsimile: (310) 921-5614

[Guarantee, Pledge and Security Agreement]

36TH STREET CAPITAL PARTNERS HOLDINGS, LLC

By:
Name:
Title:

Address for Notices

36th Street Capital Partners Holdings, LLC
c/o Special Value Continuation Partners, LP to the address and addresses provided therefor

[Guarantee, Pledge and Security Agreement]

ING CAPITAL LLC,
as Revolving Administrative Agent and Collateral Agent

By
Name:
Title:

By
Name:
Title:

Address for Notices

ING Capital LLC
1333 Avenue of the Americas
New York, New York 10036
Attention: Dominik Breuer
Telephone: (646) 424-6269
Facsimile: (646) 424-6919
E-Mail: DLNYCLoanAgencyTeam@ing.com;
Dominik.Breuer@ing.com

with a copy, which shall not constitute notice, to:

Dechert LLP
1095 Avenue of the Americas
New York, New York 10036
Attention: Jay R. Alicandri, Esq.
Telephone: (212) 698-3800
Facsimile: (212) 698-3599
E-Mail: jay.alicandri@dechert.com

[Guarantee, Pledge and Security Agreement]

EXHIBIT A

[Form of Guarantee Assumption Agreement]

GUARANTEE ASSUMPTION AGREEMENT

GUARANTEE ASSUMPTION AGREEMENT dated as of _______, ___, ____ by [NAME OF ADDITIONAL SUBSIDIARY GUARANTOR], a ___________ (the “Additional Subsidiary Guarantor”), in favor of ING Capital LLC, as collateral agent for the Secured Parties under and as defined in the Guarantee and Security Agreement referred to below (in such capacity, together with its successors in such capacity, the “Collateral Agent”).

Special Value Continuation Partners, LP (the “Borrower”), the Subsidiary Guarantors referred to therein, ING Capital LLC, as Revolving Administrative Agent for the Revolving Lenders referred to therein and ING Capital LLC, as Collateral Agent for the Secured Parties referred to therein, are parties to the Guarantee, Pledge and Security Agreement, dated as of February 26, 2018 (as amended, supplemented or otherwise modified from time to time, the “Guarantee and Security Agreement”) pursuant to which such Subsidiary Guarantors have guaranteed the “Guaranteed Obligations” (as defined therein), and the Borrower and such Subsidiary Guarantors have granted liens in favor of the Collateral Agent as collateral security for the “Secured Obligations” (as defined therein).  Capitalized terms used herein, unless otherwise defined herein, shall have the meanings ascribed thereto in the Guarantee and Security Agreement.

Pursuant to Section 7.05 of the Guarantee and Security Agreement, the Additional Subsidiary Guarantor hereby agrees to become a “Subsidiary Guarantor” and an “Obligor”, under and for all purposes of the Guarantee and Security Agreement, and each of the Annexes to the Guarantee and Security Agreement shall be deemed to be supplemented in the manner specified in Appendix A hereto.  Without limiting the foregoing, (a) the Additional Subsidiary Guarantor hereby, jointly and severally with the other Subsidiary Guarantors, guarantees to each Secured Party and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Guaranteed Obligations in the same manner and to the same extent as is provided in Section 3 of the Guarantee and Security Agreement and (b) as collateral security for the payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations of the Additional Subsidiary Guarantor, the Additional Subsidiary Guarantor hereby pledges and grants to the Collateral Agent for the benefit of the Secured Parties a security interest in all of such Additional Subsidiary Guarantor’s right, title and interest in, to and under the Collateral.

In addition, the Additional Subsidiary Guarantor hereby makes the representations and warranties set forth in Section 2 of the Guarantee and Security Agreement with respect to itself and its obligations under this Agreement, as if each reference in such Sections to the Guarantee and Security Agreement included reference to this Agreement and Annexes hereto.

The Additional Subsidiary Guarantor hereby instructs its counsel to deliver any opinions to the Secured Parties required to be delivered in connection with the execution and delivery hereof.

IN WITNESS WHEREOF, the Additional Subsidiary Guarantor has caused this Guarantee Assumption Agreement to be duly executed and delivered as of the day and year first above written.

[NAME OF ADDITIONAL SUBSIDIARY GUARANTOR]

By:
Name:
Title:

Accepted and agreed:

ING CAPITAL LLC, as
Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

Appendix A

SUPPLEMENTS TO ANNEXES TO
GUARANTEE AND SECURITY AGREEMENT

Supplement to Annex 2.05:

[to be completed]

Supplement to Annex 2.07:

[to be completed]

Supplement to Annex 2.08:

[to be completed]

Supplement to Annex 2.09:

[to be completed]

Supplement to Annex 2.10:

[to be completed]

Supplement to Annex 2.11:

[to be completed]

EXHIBIT B

[Form of Intellectual Property Security Agreement]

NOTICE OF GRANT OF
SECURITY INTEREST IN [COPYRIGHTS] [PATENTS] [TRADEMARKS]

NOTICE OF GRANT OF SECURITY INTEREST IN [COPYRIGHTS] [PATENTS] [TRADEMARKS] (the “Notice”), dated as of __________, made by Special Value Continuation Partners, LP, a Delaware limited partnership (the “Borrower”), and the other direct or indirect subsidiaries of the Borrower party hereto from time to time (collectively the “Subsidiary Guarantors” and, together with the Borrower, the “Obligors”), in favor of ING CAPITAL LLC, as Collateral Agent (the “Secured Party”).

WHEREAS, the Obligors are the owners of certain [“Copyrights”] [“Patents”] [“Trademarks”] (as defined in the Guarantee and Security Agreement referenced below), including the [copyright registrations and applications] [issued patents and patent applications] [trademark and service mark registrations and trademark and service mark applications] set forth on Schedule I attached hereto;

WHEREAS, pursuant to the terms and conditions of the Guarantee, Pledge and Security Agreement, dated as of February 26, 2018 (as modified and supplemented and in effect from time to time), by and among the Obligors, ING Capital LLC, as administrative agent for the Revolving Lenders referred to therein and ING Capital LLC, as collateral agent for the Secured Parties referred to therein (the “Guarantee and Security Agreement”), the Obligors granted, assigned and conveyed to the Secured Party a security interest in, and lien on, certain Intellectual Property (and all associated rights and interests therewith) owned by the Obligors, including the [Copyrights] [Patents] [Trademarks] now existing or hereafter acquired and all products and proceeds of the foregoing (collectively, the [“Copyright Collateral”] [“Patent Collateral”] [“Trademark Collateral”]); and

WHEREAS, pursuant to the Guarantee and Security Agreement, the Obligors agreed to execute and deliver to the Secured Party this Notice for purposes of filing the same with the [United States Copyright Office (the “Copyright Office”)] [United States Patent and Trademark Office (the “PTO”)] to confirm, evidence and perfect the security interest in the [Copyright Collateral] [Patent Collateral] [Trademark Collateral] granted pursuant to the Guarantee and Security Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions of the Guarantee and Security Agreement, the Obligors hereby grant, assign and convey to the Secured Party a security interest in, and lien, on the [Copyright Collateral] [Patent Collateral] [Trademark Collateral] , provided that the grant of security interest shall not include any Excluded Assets (as defined in the Guarantee and Security Agreement ).

The Obligors hereby acknowledge the sufficiency and completeness of this Notice to create the security interest in the [Copyright Collateral] [Patent Collateral] [Trademark Collateral] and to grant the same to the Secured Party, and the Obligors hereby request the [Copyright Office] [PTO] to file and record the same together with the annexed Schedule I.

The Obligors and the Secured Party hereby acknowledge and agree that the security interest in the Copyright Collateral may only be terminated in accordance with the terms of the Guarantee and Security Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has caused this Notice to be duly executed and delivered as of the date first above written.

[____________________]

By:
Name:
Title:

STATE OF	)
) ss.:
COUNTY OF	)

On this __ day of __________, ____, before me personally came _________, to me known to be the person who signed the foregoing instrument and who being duly sworn by me did depose and state that such person is the [_______________] of [____________]; such person signed the instrument in the name of [_____________]; and such person had the authority to sign the instrument on behalf of [______________].

Notary Public

Schedule I

[Copyrights] [Patents] [Trademarks]

[See attached]

EXHIBIT C

[Form of Pledge Supplement]

PLEDGE SUPPLEMENT

This Pledge Supplement, dated [mm/dd/yy], is delivered by [NAME OF OBLIGOR] a [NAME OF STATE OF INCORPORATION] [corporation] (the “Obligor”) pursuant to the Guarantee, Pledge and Security Agreement, dated as of February [__], 2018 (as amended, supplemented or otherwise modified from time to time,  the “Guarantee and Security Agreement”), among Special Value Continuation Partners, LP, the other Subsidiary Guarantors referred to therein, ING Capital LLC, as Revolving Administrative Agent for the Revolving Lenders referred to therein and ING Capital LLC, as Collateral Agent for the Secured Parties referred to therein.  Capitalized terms used herein not otherwise defined herein shall have the meanings ascribed thereto in the Guarantee and Security Agreement.

The Obligor represents and warrants that the supplements to Annexes to the Guarantee and Security Agreement attached hereto as Appendix A accurately and completely set forth all additional information required pursuant to the Guarantee and Security Agreement and hereby agrees that such supplements to Annexes shall constitute part of the Annexes to the Guarantee and Security Agreement.

IN WITNESS WHEREOF, the Obligor has caused this Pledge Supplement to be duly executed and delivered by its duly authorized officer as of [mm/dd/yy].

[NAME OF OBLIGOR]

By:
Name:
Title:

Appendix A

SUPPLEMENTS TO ANNEXES TO
GUARANTEE AND SECURITY AGREEMENT

[Supplement to Annex 2.05:]

[to be completed]

[Supplement to Annex 2.06:]

[to be completed]

 [Supplement to Annex 2.07:]

[to be completed]

[Supplement to Annex 2.08:]

[to be completed]

[Supplement to Annex 2.09:]

[to be completed]

[Supplement to Annex 2.10:]

[to be completed]

[Supplement to Annex 2.11:]

[to be completed]